PROSPECTUS
Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-106212

                                PROSPECTUS

                    Emergency Filtration Products, Inc.
                              175 Cassia Way
                                Suite A115
                           Henderson, NV 89014
                              (702) 558-5164


                                The Offering


This prospectus covers the offering and sale of up to 7,555,008 shares of common stock by the selling security holders.

The selling security holders may sell their common stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. We will receive no proceeds from the sale of common stock by the selling security holders, however, if the selling security holders exercise their options or warrants, we will receive proceeds totaling $575,000 from such exercise. See Selling Security Holders.

Our common stock is quoted over-the-counter under the symbol "EMFP". On March 31, 2004, the average high and low prices of the common stock was $0.63 per share.

This investment involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See risk factors beginning on page 7 of this prospectus.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April 16, 2004.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling security holders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

Prospectus Summary...........................................................................3
Risk Factors.................................................................................3
Use Of Proceeds..... ........................................................................6
Determination Of Offering Price................ .............................................7
Dilution.....................................................................................7
Selling Security Holders.....................................................................7
Plan Of Distribution........................................................................10
Legal Proceedings...........................................................................10
Directors, Executive Officers, Promotors And Control Persons................................10
Security Ownership Of Certain Beneficial Owners And Management..............................13
Description Of Securities...................................................................14
Interest Of Named Experts And Counsel.......................................................14
Disclosure Of Commission Position Of Indemnification For Securities Act Liabilities.........15
Organization Within Last Five Years.........................................................15
Description Of Business.....................................................................15
Management's Discussion And Analysis Or Plan Of Operation............ ......................22
Description Of Property.....................................................................28
Certain Relationships And Related Transactions..............................................28
Market For Common Equity And Related Stockholder Matters....................................31
Executive Compensation......................................................................33
Legal Matters...............................................................................34
Experts.....................................................................................34
Available Information.......................................................................35
Financial
Statements..................................................................................36
Changes In And Disagreements With Accountants On Accounting And Financial Disclosure........54


                          Prospectus Summary
Business

Emergency Filtration Products, Inc. was organized under the laws of the state of Nevada on November 1, 1991. Emergency Filtration is in the business of producing masks and filters for medical devices that are designed to reduce the possibility of transmission of contagious diseases. We are also distributors of a blood clotting devise for surgery, trauma and burn wound management. See Description of Business.

How to contact us

Our principal executive office is located at 175 Cassia Way, Suite A115, Henderson, NV 89014. Our telephone number is (702) 558-5164 and our fax number is 702(567-1893).

The offering

The offering under this prospectus is for the sale of up to 7,555,008 shares of common stock by the selling security holders. The selling security holders will sell their stock at prevailing market prices or privately negotiated prices. Emergency Filtration will not receive any proceeds from the sale of selling securities holders shares. However, as part of the registration, we are including 1,895,000 shares underlying warrants issued to the selling security holders. The weighted average exercise price for these warrants is $0.30 per share. If these warrants are exercised, Emergency Filtration may receive proceeds of up to approximately $575,000 which will be used for ongoing operations and additional working capital. See Plan of Distribution.

Risk Factors

Some of the statements contained in this registration statement discuss future expectations, or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors, several of which are beyond Emergency Filtration's control that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. In light of the risks, assumptions, and uncertainties involved, there can be no assurance that the forward looking information contained in this Registration Statement will in fact transpire or prove to be accurate.

Because we have a limited operating history, you cannot evaluate your investment based on our past performance.

Emergency Filtration has had limited operations since its organization. We have a relatively short history of operations you can use to evaluate our business experience. Because we have no extensive operating history demonstrating our ability to conduct business, your investment risk is greater than with an established company. Accordingly, you should not invest in Emergency Filtration if you cannot afford the loss of your entire investment.

There is no assurance that we will become profitable in the near future.

Since the date of inception we have incurred substantial losses. Although we have recently began to receive indications of increased interest in our products from a number of medical products distributors and believe that this increased interest will lead to stronger performance by Emergency Filtration in the near future, we expect to incur continued losses until this increased interest materializes into increased sales sufficient enough to cover our operating costs. There is no assurance that we will be able to generate net revenue from the sale of our products, or to achieve or maintain profitable operations.

If we cannot generate adequate, profitable sales of our products, we will not be successful.

In order to succeed as a company, we must continue to develop commercially viable products and sell adequate quantities at a high enough price to generate a profit. We may not accomplish these objectives. Even if we are successful in increasing our revenue base, a number of factors may affect future sales of our product. These factors include:

- Whether competitors produce superior products
- Whether the cost of our product continues to be competitive in the marketplace.

Because we have limited experience, we may be unable to ascertain risks relating to the industry and therefore, we may not be able to successfully market and distribute our products.

Emergency Filtration has limited experience in the marketing of medical products and may not be aware of all the customs, practices and competitors in that industry. The consultants that Emergency Filtration plans to retain may not have had sufficient experience to enable Emergency Filtration to completely understand the characteristics of the industry. There can be no assurance that Emergency Filtration will properly ascertain or assess any and all risks inherent in this industry.

In addition, our success depends, in part, on our ability to continue marketing and distributing our products effectively. We have limited experience in the sale or marketing of medical products. We have limited marketing or distribution capabilities and we will need to retain consultants that have contacts in and understand the medical products marketplace. We may not be successful in entering into new marketing arrangements, whether engaging independent distributors or recruiting, training and retaining a larger internal marketing staff and sales force.

Intense competition could harm our financial performance and the value of your investment.

There are a number of companies, universities and research organizations actively engaged in research and development of technology that may be similar to our processes that has been licensed by Emergency Filtration. Our competitors may have substantially greater assets, technical staffs, established market shares, and greater financial and operating resources than we do. There is no assurance that we can successfully compete.

Since there may be competing products in the future, we may experience price declines.

Some of our competitors are larger and better financed with more resources to devote to development and technological innovation. If such competitors develop products that can be produced less expensively than Emergency Filtration's products, Emergency Filtration could suffer the adverse effects of a price decline which may affect our profitability.

Since our chief financial officer is not employed on a full-time basis, our company does not have the benefit of his day-to-day oversight.

Our Chief Financial Officer, Mr. Steve Hanni, is employed on a part-time basis and currently devotes approximately 30-40% of his time and efforts to Emergency Filtration. Because he does not devote 100% of his time and efforts to Emergency Filtration and is not there daily to oversee the day-to-day financial operations, your investment risk is greater.

We may issue more stock without shareholder input or consent which could dilute the book value of your investment.

We have no present plans to issue more stock, except as what may be required pursuant to the registration rights of the investors of the shares included in
this registration statement related to the "undercut" provision.   Pursuant to
the "undercut" provision, within 180 days from the date that the investor may legally sell the stock in the open market (unless the shares have already been sold during this time period by the investor), if we issue additional common stock priced below the $0.18 per share (the original investor cost per share), additional shares to make up the difference shall be automatically issued to the investor at no further cost to the investor (see also Item 7 - Selling Security Holders, Registration Rights). The Board of Directors, however, has authority, without action by or vote of the shareholders, to issue all or part of the authorized but unissued shares. Any issuance of additional shares of common stock will dilute the ownership percentage of shareholders and may further dilute the book value of Emergency Filtration's shares.

Since we occasionally experience inventory delays and shortages that delay the production of our products, our revenue stream may be affected.

During 2003, Emergency Filtration incurred production delays caused by materials shortages and product redesign efforts on their environmental masks being produced in Taiwan. Although these delays have since been abated, if Emergency Filtration experiences significant material shortages and delays in the future, revenue could significantly be affected by decreased sales and lost customers. If Emergency Filtration experiences a significant increase in the demand for their products due to a significant increase in foreign viruses and diseases such as SARS (Severe Acute Respiratory Syndrome), a delay in production may occur due to a limited amount of product raw materials in those foreign markets.

Since Emergency Filtration's Board approves its own compensation and the Company does not have a formal plan or standard agreement with its directors for such compensation that has been submitted to shareholders for approval, there is a potential conflict of interest.

Emergency Filtration does not have a formal plan or standard agreement with its directors for annual compensation in cash or shares. Director compensation is paid at the discretion of the Board of Directors on an annual basis. During 2002, each continuing director received 100,000 shares of common stock as compensation for their services. The shares were not issued pursuant to a stock plan and were not voted on by the shareholders. Nevada statutes provide that the board, without regard to personal interest, may establish its own compensation for services in any capacity. Such compensation is presumed to be fair to the corporation. However, this means of providing for director compensation has a potential for conflicts of interest since directors are approving their own compensation.

Your ability to sell shares may be limited if the price of our stock remains below $5.00 per share because of special sales practice requirements applicable to "designated securities" and "penny stock".

If the bid price for our common stock remains below $5.00 per share, our Common Stock will be subject to special sales practice requirements applicable to "designated securities" and "penny stock" Historically, our stock has traded at a price considerably below $5.00 per share and no assurance can be given that the bid price for our common stock will rise above $5.00 per share. If such $5.00 minimum bid price is not maintained and another exemption is not available, our common stock would be subject to additional sales practice requirements imposed on broker-dealers who sell the common stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. These limitations make it difficult for broker dealers to sell penny stocks and most will not recommend a penny stock or sell a penny stock except to long term customers who are accredited investors. Because of these limitations many brokers do not follow penny stock or recommend them to clients. Consequently, the penny stock rules may affect the ability of broker-dealers to sell our common stock and also may affect the ability of persons acquiring our common stock to resell such securities in any trading market that may develop. If brokers do not recommend Emergency Filtration to their clients, it may be difficult to establish a broader market for the securities or to develop a wide spread shareholder base. Therefore, an investor trying to resell our shares may have difficulty because there may be little demand for our shares and even small share sales may result in a reduction in our share price.

Because of our reliance on trade secrets, we may be at risk for potential claims or litigation related to our technology.

In certain cases, where the disclosure of information required to obtain a patent would divulge proprietary data, Emergency Filtration may choose not to patent parts of the proprietary technology and processes which Emergency Filtration has developed or may develop in the future and rely on trade secrets to protect the proprietary technology and processes. The protection of proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. Emergency Filtration may also be subject to claims by other parties with regard to the use of technology information and data which may be deemed proprietary to others.

Because our auditors have expressed a going concern opinion, our ability to obtain additional financing could be adversely affected.

Emergency Filtration has incurred significant losses, which have resulted in an accumulated deficit of $8,172,781 at December 31, 2003. Because of these continued losses and our accumulated deficit, we have included a going concern paragraph in Note 1 to Emergency Filtration's financial statements included in our Form 10-KSB for the year ended December 31, 2003 and our Form 10-KSB for the year ended December 31, 2002, addressing substantial doubt about our ability to continue as a going concern. This going concern paragraph could adversely affect our ability to obtain favorable financing terms in the future or to obtain any additional financing if needed. Management can offer no assurance with respect to its ability to create additional revenues, obtain additional equity financing or execute its long-term business plan.

Because we have not held regular shareholders' meetings, your ability to exercise your voting rights may be limited.

Emergency Filtration has not held an annual shareholders' meeting since its' inception. Because of this, your ability to exercise any voting rights on
shareholder issues as they arise, may be limited.   Both Nevada state law and
Emergency Filtrations' bylaws provide for annual shareholders' meeting specifically for the election of directors. However, both the Nevada statutes and our bylaws include provisions that state that directors continue to hold office until successors are elected and qualified. Failure to hold an annual meeting and election of directors does not dissolve the corporation or affect the authority of corporate actions taken by directors in office.

Emergency Filtration has not held an annual shareholder meeting in the past because Emergency Filtration has not had the financial resources to hold such a meeting. However, we believe that shareholders' meetings are an important corporate responsibility and, accordingly, we have a shareholders' meeting scheduled to take place at 10 a.m. Pacific Time on May 6, 2004 at the Sunset Station Hotel & Casino in Henderson, Nevada for the purpose of electing directors and ratifying the selection of auditors. On or about April 8, 2004, we are mailing a Proxy Statement to all shareholders of record as of March 26, 2004. We intend to hold shareholders' meetings annually in the future.

Since a vast majority of our revenues are from the US government, we are subject to sudden changes in revenues due to international affairs and conflicts.

Historically, approximately 80-95% of our revenues have derived from sales to the US government. Government orders from the military are dependent on current foreign affairs and international conflicts and the need for emergency products in the US military. If this high percentage of sales related to government orders does not continue in the future, it will substantially impact the success of our business plans.

Because our products must be compatible with products produced by other entities, we could be required to expend resources to meet any changes in product design.

Certain products that we sell, such as the disposable filters for BVM bags, must be compatible with products produced by other entities. In addition, our filters are also used in numerous ventilation and respiratory equipment that must be compatible with our products. We produce our products to be compatible with these other products, but we have no agreements or understandings with the producers to consult with us or notify us on any product changes. For instance, should a change occur in a product for which we provide a filter, we may have to make costly adjustments to ensure compatibility or our product sales and revenues could be substantially impacted.

Emergency Filtration may have some liability that could affect its financial condition in connection with its sale of shares of another issuer that may not have been properly registered with the SEC

Emergency Filtration sold shares of Centrex, Inc., an unrelated third party, pursuant to what may be a non-conforming prospectus that did not list Emergency Filtration as a selling shareholder. This sale could result in civil liability to the purchaser for the consideration paid, $42,000, plus interest less any income the purchaser realized from a subsequent sale, or damages if the purchaser no longer owns the shares. At the time of the sale, Emergency Filtration believed that the shares were properly registered. Because of this transaction, Emergency Filtration may also have some additional liability for violation of laws or regulations governing unlawful sales of securities in interstate commerce, although any such violation was inadvertent.

Use of Proceeds

We will not receive any proceeds from the sale of the shares by the selling security holders. However, because we are registering common shares underlying warrants, we may receive proceeds of up to approximately $575,000 upon the exercise of these warrants. These proceeds, if received, will be used for ongoing operations and working capital.

Determination of Offering Price

The offering price of the securities for registration fee purposes was calculated pursuant to Rule 457(c) of the Act and was not computed based on assets, historical operating performance or other conventional means and should not be construed to indicate any relationship thereto. In establishing the offering price for registration fee purposes, we relied on the average of the low and high bid prices on the OTCBB on May 30, 2003.

Dilution
N/A

Selling Security Holders
The shares being offered by the selling security holders were acquired in private sales transactions exempt from registration. The following table and discussion sets forth certain information with respect to the selling security holders.

                                                                            Total
                                      Shares of                           Number of
                                       Common      Shares                  Shares     Shares of
                         Relationship   Stock    Underlying              (Including    Common    Percent of
                              with      Owned     Warrants                 Shares       Stock       Shares
                            Company     Before      Owned                 Underlying    Owned       Owned
                          during past    this     before this              Warrants)  After this     After
                          three years  Offering    Offering      Notes      Offered    Offering    Offering
-----------------------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
Selling Security Holder
/(Beneficial Owner)

James Ratliff                None       555,556     100,000        (1)       655,556        0          *
David Hungerford             None       277,778      50,000        (1)       327,778        0          *
Michael Jessen               None       555,556     100,000        (1)       655,556        0          *
Brad Thurman                 None       277,778      50,000        (1)       327,778        0          *
Marvin Strauss               None       138,889      25,000        (1)       163,889        0          *
Gary Kitchell                None       416,667      75,000        (1)       491,667        0          *
Riyaz Jinnah                 None       277,778      50,000        (1)       327,778        0          *
Joel Katz                    None       138,889      25,000        (1)       163,889        0          *
Alan Grad                    None       138,889      25,000        (1)       163,889        0          *
Jean Melchoir                None       277,778      50,000        (1)       327,778        0          *
Elliot Braun                 None       138,889      25,000        (1)       163,889        0          *
Perry Butcher                None       138,889      25,000        (1)       163,889        0          *
David LaCagnina              None       111,112      20,000        (1)       131,112        0          *
Romajo Partners, Ltd
 (Seymour Kessler)           None        55,556      10,000        (1)        65,556        0          *
Surgical Orthopedic
 Podiatrist
 (Seymour Kessler)           None        55,556      10,000        (1)        35,714        0          *
Henery Steinberg             None       111,112      20,000        (1)        35,714        0          *
Valerie Heady                None        27,778       5,000        (1)        32,778        0          *
John Posey                   None        55,556      10,000        (1)        65,556        0          *
David Eiserman               None       111,112      20,000        (1)       131,112        0          *
Hong Zhu                     None             0     125,100       (2,8)      125,100        0          *
Robert Soto                  None             0     137,600       (2,8)      137,600        0          *
Adam Mayblum                 None             0     157,600       (2,8)      157,600        0          *
Joseph Sorbara               None             0     125,100       (2,8)      125,100        0          *
Steven Markowitz             None             0     125,100       (2,8)      125,100        0          *
Peter Orthos                 None             0      19,500       (2,8)       19,500        0          *

                                                                            Total
                                      Shares of                           Number of
                                       Common      Shares                  Shares     Shares of
                         Relationship   Stock    Underlying              (Including    Common    Percent of
                              with      Owned     Warrants                 Shares       Stock       Shares
                            Company     Before      Owned                 Underlying    Owned       Owned
                          during past    this     before this              Warrants)  After this     After
                          three years  Offering    Offering      Notes      Offered    Offering    Offering
-----------------------   ----------  ----------  ----------  ----------  ----------  ----------  ----------
Selling Security Holder
/(Beneficial Owner)

Vic Agnihotri                None             0       5,000       (2,8)        5,000        0          *
Louis Shu                    None       277,778      50,000        (3)       327,778        0          *
Huntz Tzu                    None       277,778      50,000        (3)       327,778        0          *
Jack Luchese                 None       400,000           0        (6)       400,000        0          *
Alpha Capital
 Aktiengesellschaft
 (Konrad Ackerman)           None       750,000     300,000        (4)     1,050,000        0          *
First Montauk Financial
 Corp (public entity)        None             0      26,250       (5,8)       26,250        0          *
Ernest Pellegrino            None             0      37,000       (5,8)       37,000        0          *
Maxim Povolotsky             None             0      39,375       (5,8)       39,375        0          *
Angela Metelitsa             None             0       2,375       (5,8)        2,375        0          *
Richard Day                  None        10,000           0        (7)        10,000        0          *
Lin Chan                  Consultant     55,556           0        (7)        55,556        0          *
Gorman Consulting, Ltd.
 (Pat Gorman)                None        27,778           0        (7)        27,778        0          *
                                      ----------  ----------              ----------
                                       5,660,008   1,895,000               7,555,008
                                      ==========  ==========              ==========

Notes:

(1) Amount represents shares of common stock purchased at $.18 per share on or before April 23, 2003, pursuant to a private placement that included warrants to purchase additional shares of common stock exercisable at $0.25 per share. These shares were sold at a price below market value since the shares are originally restricted in nature and were sold using the best terms available to Emergency Filtration at the time. The market value of Emergency Filtration's common shares on the date the agreement was entered into (January 31, 2003) was $0.25 per share. The market value of the common stock on the date this private placement closed (April 23, 2003) was $0.67.
(2) Amount represents warrants granted as a finder's fee pursuant to the private placement closed on April 23, 2003 described at Note (1), exercisable for shares of common stock at $.25 per share.
(3) Amount represents shares of common stock purchased at $0.18 per share on April 11, 2003 pursuant to a private placement that included warrants to purchase additional shares of common stock exercisable at $0.25 per share. These shares were sold at a price below market value since the shares are originally restricted in nature and were sold using the best terms available to Emergency Filtration at the time. The market value of Emergency Filtration's common shares on the date the agreement was entered into was $0.44 per share.
(4) Amount represents 750,000 shares of common stock purchased at $.40 per share on May 27, 2003 pursuant to a private placement that included 300,000 warrants exercisable for shares of common stock at $.50 per share. These shares were sold at a price below market value since the shares are originally restricted in nature and were sold using the best terms available to Emergency Filtration at the time. The market value of Emergency Filtration's common shares on the date the agreement was entered into was $0.63 per share.
(5) Amount represents warrants granted as a finder's fee pursuant to the private placement closed on May 27, 2003 described at Note (5), exercisable for shares of common stock at $0.50 per share.
(6) Amount represents shares of common stock purchased under a stock exchange agreement on January 1, 2003, explained as follows:

In January 2003, Emergency Filtration entered into an exchange agreement with Centrex, Inc. (Centrex) whereby Emergency Filtration and Centrex would exchange common shares as follows:

 - Emergency Filtration would issue 450,000 shares of restricted common stock which shares would have piggy-back registration rights to be included in Emergency Filtration's SB-2 registration.

 - Centrex would issue 300,000 shares of free-trading common stock to Emergency Filtration.

This exchange of shares between Emergency Filtration and Centrex was done in order to provide Emergency Filtration with some immediate needed cash for ongoing operations since the Centrex shares were represented to be free-trading shares. The shares given up by Emergency Filtration, as mentioned above, were restricted in nature, pending registration through this SB-2. Neither party was obligated to perform any additional services, nor have there been any agreements entered into between the parties, either written or verbal, subsequent to the share exchange that create any potential liability to Emergency Filtration.

Because of the need for the immediate cash, upon receipt of the 300,000 shares of Centrex, Emergency Filtration immediately sold the shares for gross proceeds of $42,000. Subsequent to the original transaction, because of the share price differences between the two companies, we negotiated with Centrex for a lesser amount of shares to issue. Accordingly, a total of 400,000 shares of common stock were issued to Centrex pursuant to this agreement. The 400,000 shares have been assigned by Centrex to Jack Luchese, a principal shareholder of Centrex. Accordingly, the effective selling security holder is Jack Luchese.
(7) Amount represents shares of common stock issued for legal and other services rendered valued at $0.63 per share during May 2003. The $0.63 per share price was based upon the market value of the shares on the date of issuance.
(8) These selling security holders are considered to be employees of a registered broker-dealer, and may be deemed to be statutory underwriters. These individuals received warrants as a finder's fee pursuant to the private placements granted in the ordinary course of business. Emergency Filtration has informed them that they may have statutory liability as an underwriter. The selling security holders at the time of the grant, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

*Less than 1% of the total outstanding shares.

Registration Rights

The selling security holders as listed in Notes (1) and (2) above have the following registration rights:

- Emergency Filtration is required to file a registration statement with the Securities and Exchange Commission and use its best efforts to ensure that such registration statement is declared effective within 90 days from the filing date. In the event the registration statement is not declared effective within 90 days, Emergency Filtration shall pay to the investor a cash amount equal to 2% of the outstanding principal amount of investment per month as liquidated damages. Emergency Filtration filed its initial registration statement on June 18, 2003, thus liquidated damages commenced on September 19, 2003. Accordingly, liquidated damages equal to approximately $47,260 have been incurred through December 31, 2003 since the registration statement has not yet been declared effective ($695,000 at 2% for 102 days). Additional liquidated damages of approximately $41,700 have been incurred through March 31, 2004. Emergency Filtration shall keep the registration statement "evergreen" for at least 2 years from the anniversary date of the closing.
- No undercut - within 180 days from the date that the investor may legally sell the stock in the open market (unless the shares have already been sold during this time period by the investor), if Emergency Filtration issues additional common stock priced below the $0.18 per share (the original investor cost per share), additional shares to make up the difference shall be automatically issued to the investor at no further cost to the investor. For example, if Emergency Filtration were to raise additional funds through the issuance of common shares at any time during this 180 day time period at a price of $0.15 per share, additional shares shall be automatically issued to the investor to make up the difference. If an investor had originally invested $10,000 at the $0.18 per share price (55,555 shares) and Emergency Filtration is required to issue additional shares during the 180 day period because of the undercut provision, this investor would receive 11,111 additional shares to make up the difference which represents the change in the share price from $0.18 to $0.15. The total number of shares to be issued by Emergency Filtration to all investors under this example at $0.15 per share would be 772,222, assuming none of the investors had already sold their shares during this time period. It is currently very unlikely, however, that additional shares will be issued pursuant to this provision based upon the current market price of Emergency Filtration's common shares. If additional shares are issued by Emergency Filtration due to this undercut provision, these shares will be recorded and expensed as a "penalty fee" during the period in which the shares are required to be issued. This additional expense could materially affect Emergency Filtration's statement of operations for future periods.

Because of the above mentioned undercut provision included in the registration rights of the investors, there are significant risks to the investors that include; 1) the effective registration date may be delayed thus causing a potentially significant cash payment by Emergency Filtration. A significant cash payment by Emergency Filtration could materially impact the continued operations of Emergency Filtration and their business plans and marketing, and
2) Under the undercut provision, additional shares of common stock may be issued to the investors causing additional dilution and operating expenses.

The additional outstanding shares of common stock may potentially affect Emergency Filtration's ability to raise additional funds, if necessary, to continue its ongoing efforts to meet its goals.

These provisions mentioned were included in the agreement based on negotiations between the investors and Emergency Filtration in order to minimize the investor's risk. Emergency Filtration agreed to these provisions since this was the best available financing terms at the time and Emergency Filtration needed the operating capital in order to pursue their immediate business needs and to develop manufacturing arrangements in Taiwan for its newly developed environmental masks.

The original agreement entered into between Emergency Filtration and the investors included an additional "look-back" provision which was subsequently removed from the subscription agreements and agreed to by all parties involved.

Plan of Distribution

We are registering securities on behalf of the selling security holders. All costs, expenses and fees in connection with the registration of such securities will be paid by us. Our estimate of such costs, expenses and fees is $62,000. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be paid by the selling security holders.

The selling security holders may sell up to 7,555,008 shares of common stock from time to time. Each selling security holder may sell his or her shares in market transactions, to a broker-dealer, including a market maker, who purchases the shares for its own account, in private transactions, or by gift. Each selling security holder may also pledge his shares from time to time, and the lender may sell the shares upon foreclosure.

The decision to sell any securities is within the discretion of the selling security holder. Each is free to offer and sell his or her securities at times, in a manner and at prices as he determines.

Each selling security holder may sell the shares at a negotiated price or at the market price or both. He may sell his shares directly to a purchaser or he may use a broker. If a broker is used, the selling security holder may pay a brokerage fee or commission or he may sell the shares to the broker at a discount from the market price. The purchaser of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer
may exceed customary commissions.   We do not know of any arrangements by the
selling security holders for the sale of any of their shares.

 Each selling security holder and broker-dealers, if any, acting in connection with sales by the selling security holder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

We have advised the selling security holders that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to his sales in the market. We have furnished the selling security holders with a copy of regulation M, and we have informed them that they should deliver a copy of this prospectus when they sell any shares.

Legal Proceedings

Emergency Filtration is not subject to any pending legal proceedings.

Directors, Executive Officers, Promoters and Control Persons

The members of the Board of Directors of Emergency Filtration serve until the next annual meeting of the stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the directors and executive officers of Emergency Filtration is as follows:

Name                    Age         Position                     Held Since
--------------------   -----        ------------------         --------------
Douglas K. Beplate      49          President, Director        July 2000

Peter Clark             52          Secretary, Treasurer       June 1997

Steve M. Hanni          36          Chief Financial Officer    November 2002

Frank Corsini           56          Director                   July 2002 (*)

Thomas Glenndahl        57          Director                   May 2002

Dr. Raymond C.L. Yuan   60          Director                   December 1997

Sherman Lazrus          70          Interim CEO, Chairman,     June 2001
                                    Director                   December 1998

(*) Mr. Corsini resigned as a director on March 22, 2004 due to other commitments.

The principal occupation and business experience for each of the present directors and executive officers of Emergency Filtration are as follows:

Douglas K. Beplate, President, signed an agreement with Emergency Filtration in 1996 whereby he provided consulting services and was subsequently appointed to his present position and elected to the Board of Directors in July, 2000. Mr. Beplate is the co-founder of Emergency Filtration. He is also an officer of Emergency Filtration whose responsibilities include product design, research and development, patent work and production. Prior to his position with Emergency Filtration, he was a consultant to various medical products firms from 1993 to 1996 where he was involved in research and development, and product design. Mr. Beplate is also an experienced entrepreneur and business manager. He was Founder of Kinder tot, Inc. (1990-1993). He has directed and managed all aspects of a $10 million budget for a $100 million sporting goods company, Udicso, d.b.a. Sunset (1980-1986) including advertising, merchandising, promotions, markdowns, vendor relations and inventory control of 50 stores in six states.

Mr. Clark joined Emergency Filtration in 1995, and was subsequently appointed Secretary/Treasurer and elected to the Board of Directors in 1997. He resigned from the board in 2002. Mr. Clark has more than 17 years experience in product development, sales and marketing. He began his career in 1981 as a buyer for Udisco, d.b.a. Sunset Sports Center of Salt Lake City, UT, and remained in that position until 1986. In 1986, Mr. Clark became Merchandise Coordinator, Western Region for Herman's Sporting Goods, Inc. of Carteret, NJ and was subsequently promoted to Merchandise Director in 1989. He held this position until joining Emergency Filtration. Mr. Clark graduated from Colorado State University in 1975 with a Bachelor of Science degree in Exercise and Sports Science.

Steve M. Hanni, Chief Financial Officer, was appointed as the CFO on a part-time basis during November 2002. He has worked extensively with Emergency Filtration over the past six or seven years as an outside auditor or financial consultant. Mr. Hanni currently devotes approximately 30-40% of his time with Emergency Filtration Products. He is also currently a partner in the accounting firm of Stayner, Bates & Jensen, PC in Salt Lake City, Utah. He was formerly an audit partner with HJ & Associates, LLC from 1997 to 2001 where he served as Emergency Filtration's outside auditor. He received his BA from Weber State University in 1993 and an MA in Accounting from Weber State University in 1994. He has worked extensively with small public companies in numerous industries.

Frank Corsini, Director, was appointed as a director in July 2002. He has acquired extensive international business and finance experience and currently serves as Managing Partner of Euro Pacific Capital, an investment advisory company. Prior to his current position, he served as an executive with ION Capital Partners Bear Stearns, specializing in private banking and asset management until January 2003. Prior to Bear Stearns, he has held positions as CEO of Conversient Technologies (2000), co-founder of Zowi Corporation, founder of Intelligent Choice Refreshment Company (1993-1997), President and COO of Vitafont International Corporation (1990-1993) and founder and CEO of California Healthcare Technologies. In addition to private sector experience, Mr. Corsini has also served as Assistant to the Director, Office of Business, Research and Analysis of the US Department of Commerce and the White House from 1974 to 1975 where he assisted the Director in coordinating economic, business and policy recommendations for the Department and the Secretary of Commerce. Mr. Corsini graduated Georgetown University in 1969 with a Bachelor degree in Economics.

Thomas Glenndahl, Director, was appointed as a director in May 2002. He was born in Sweden in 1946 and educated in the United States and Europe and resides in Waterloo, Belgium and Tiburon, California. He graduated with a Masters degree of Business Administration in international marketing from Gothenburg School of Economics in 1970. His professional experience includes:

Commercial Attache with the Swedish Chamber of Commerce in Paris, France (1970-1971); Investment Banker with Barkley Securities, London and England (1972-1974), US Director of Interstudy, San Francisco (1974-1977), CEO of Sitzmat, Inc., San Francisco (1977-1981), and; Founder of the ASPECT International Language Schools in San Francisco, CA (1982) which was sold to Sylvan Learning Systems in 1998. Since 1998, Mr. Glenndahl has acted as an independent investor and consultant. He currently serves as a Director of Harling Properties in Sweden, Aksu Pharmaceuticals in Turkey, Transnico International Group SA and Transnico Technologies Group SA in Belgium. He is also a partner in the MVI Group in Scandinavia and Switzerland.

Dr. Raymond C.L. Yuan, Director, was elected to the Board in December, 1997. Since 1993, Dr. Yuan has served as Managing Director of AsiaWorld Medical Technology Limited, an exclusive master distributor of advanced medical and healthcare products in South East Asia, including the People's Republic of China. In addition, Dr. Yuan currently serves in the following positions:
President of the MedNet Group located in Hong Kong, a group of healthcare education and communications companies; Managing Director of Bio_health Consultancy Limited (Hong Kong), a consulting firm specializing in bio_health and biotechnology consulting to medical institutions; and Executive Director of Financial Resource International, Limited located in Hong Kong, an international investment banking firm. Dr. Yuan graduated form the University of California, Berkeley in 1967 with a Bachelor of Science degree in Chemistry. He subsequently received a Masters degree in Physical Chemistry from Columbia University in 1968 and a Ph.D. in Chemical Physics from Columbia University in 1972. Dr. Yuan was also a National Health Institute Postdoctoral Fellow at Yale University in 1972 and a Rudolph J. Anderson Fellow at Yale University in 1974. Dr. Yuan also received a Master of Business Administration degree from Stern School of Business Administration, New York University in 1983.

Sherman Lazrus, Director, Interim CEO, was elected to the Board in December 1998, and appointed as Interim Chief Executive Officer in June 2001. Mr. Lazrus has nearly 40 years' experience in government and private sector health care and health care finance. Mr. Lazrus presently also serves as President of American Medical Capital, a division of American Medical Enterprises, LLC located in Bethesda, Maryland, a financial services and investment banking company specializing in the healthcare industry, a position he has held since 1991. Mr. Lazrus is also currently a director for Imaging Diagnostics Systems, Inc., a medical technology company that has developed a laser breast imaging system, and currently located in Plantation, Florida. Imaging Diagnostics Systems, Inc. is traded on the NASDAQ OTCBB under the symbol "IMDS". Mr. Lazrus has been a director since December 2002. From 1976 through 1991, Mr. Lazrus held management positions in private sector health care and health care finance companies. From1975 to 1976, Mr. Lazrus served as Deputy Assistant Secretary of Defense for Health Resources and Programs where his principal responsibility was the development of policies and legislation concerning operation of the military health care system and the CHAMPUS program covering approximately 10 million people with annual operation costs of approximately $3.5 billion. From 1973 to 1975, Mr. Lazrus served as Director, Office of Policy Coordination, Office of Assistant Secretary of Health where he was responsible for Medicare and Medicaid policy matters.

(5) Other directorships

None

(c)   Family relationships

None

(d)  Involvement in certain legal proceedings

None

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 12, 2004, with respect to common stock of Emergency Filtration owned by, the directors and officers of Emergency Filtration, and other individuals who own more than 5% of the outstanding and voting common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Title of Class   Name and Address           Number of Shares   % of Class
---------------  ----------------           ----------------   ----------
Common           Douglas K. Beplate                5,035,711     18.47%
                 18 Braelinn Drive
                 Henderson, NV 89052

Common           Peter Clark                       1,473,524      5.40%
                 175 Cassia Way, Suite A115
                 Henderson, Nevada 89014

Securities Ownership of Officers and Directors
- ----------------------------------------------
Common           Douglas K. Beplate                5,035,711      18.47%
                  President, Director

Common           Peter Clark                       1,473,524       5.40%
                  Secretary/Treasurer

Common           Dr. Raymond C.L. Yuan               235,000       0.86%
                  Director

Common           Sherman Lazrus                      525,000       1.93%
                  CEO, Director

Common           Steve M. Hanni                       50,000       0.18%
                  Chief Financial Officer

Common           Frank Corsini                       100,000       0.37%
                  Director

Common           Thomas Glenndahl                    330,000       1.21%
                  Director

                 Total (7 persons)                 7,749,235      28.42%

Effective April 1, 2003, Emergency Filtration entered into an "Agreement For Assignment of Technology" with Douglas Beplate, an officer of Emergency Filtration, whereby the officer assigned all of his rights, title and interest in various technology, patents and patent applications to Emergency Filtration. This agreement is entirely separate from the original agreement entered into with Mr. Beplate during 1996. The 1996 agreement and technology transfer were for the dual rotary isolation valve and any amendments to that patent. In conjunction with the technology transfer in 1996 of the dual filtered isolation valve, Emergency Filtration entered into a consulting agreement with Mr. Beplate to continue developing the Respaide product including market validation, testing, approval, molds and ongoing marketing. This new agreement effective April 1, 2003 reflects the purchase of technologies related to hydrophobic and hydrophilic filtration used in a BVM setting, which was developed by Mr. Beplate outside of his Respaide consulting agreement and before he became an officer or director of Emergency Filtration, the rescission of the 5% royalty included in the original agreement on the Respaide technology, and the license of nano coatings on any filter configuration for environmental masks and any other application for United States military use only. The nanocoatings technology was also developed by

Mr. Beplate outside of his Respaide consulting agreement and before he became an officer or director of Emergency Filtration. The asset recorded on the initial purchase of the technology was valued at $975,000 and paid for in cash to the extent of $130,000 and the number of shares deemed equal to the remaining value. In determining this value, the members of the Board of Directors (other than the President, who abstained from the vote to approve the purchase) of Emergency Filtration used their best business judgment to estimate the future income potential of the acquired technology. Although no independent valuations or market analyses were sought by the members of the board prior to determination of the purchase price, a determination was made through an analysis of the potential applications of the hydrophobic hydrophilic filtration technology and the identifiable likely markets surrounding the technology. These potential applications at the time included the potential market for the environmental mask (NanoMask) which is currently being produced in Taiwan, the ability to take the technology into numerous industries and applications such as healthcare, military, non-profit, and commercial segments, governmental use as it relates to biochemical protection, and many other potential applications of the nanotechnology. Based upon the preliminary market analysis and potential sales and marketing strategies discussed among the voting directors, the voting members of the board determined and concluded that the future market potential of the acquired technology likely exceeded the $975,000 consideration to be paid to the President. The 3,250,000 shares of outstanding common stock issued to the officer were valued at $0.26 per share, the market value on the date of issuance. The officer is also to receive a 1% royalty on the gross sales of any and all products utilizing the technology and forego any other royalties that would have been due him under the old agreement. No royalties have been paid or accrued pursuant to this agreement as of the date of this filing. The President's holdings of Emergency Filtration's common stock constituted substantially less than a controlling interest both before and after this transaction.

(b) Changes in Control
There are no arrangements that may result in a change in control of Emergency Filtration.

Description of Securities
Emergency Filtration's authorized capital stock consists of 50,000,000 shares, par value $.001 per share. There are 27,265,517 shares of common stock issued and outstanding as of March 31, 2004.

Emergency Filtration was initially incorporated with an authorized capital of 2,500 shares of no par value common stock. On July 11, 1996, the Board of Directors of Emergency Filtration unanimously resolved to (i) increase the authorized capital to 50,000,000 shares of common stock, with a proportional increase in the stockholdings of each then-existing stockholder in the ratio of 20,000 shares for one; (ii) increase the par value to one mill ($0.001) per share; and (iii) effect a reverse split of the then-outstanding common stock of Emergency Filtration on the basis of one new share for every 13.0091 shares then issued and outstanding, with fractional shares being rounded up to the next highest number of shares.

All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of liquidation of Emergency Filtration, each shareholder is entitled to receive a proportionate share of Emergency Filtration's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. All shares of Emergency

Filtration's common stock issued and outstanding are fully-paid and nonassessable. Holders of the common stock are entitled to share pro rata in dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available therefore.

Transfer Agent. The transfer agent for Emergency is American Registrar & Transfer Company, 342 East 900 South, Salt Lake City, Utah 84111.

Item 13.Interest of Named Experts and Counsel

None

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our certificate of incorporation and bylaws provide for indemnification to the full extent permitted by Nevada law of all persons we have the power to indemnify under Nevada law. Nevada law requires a corporation to indemnify a director, officer, employee or agent of the corporation against any expenses incurred in the successful defense of any action, claim or issue arising from service as a director, officer, employee or agent of the corporation. In addition, Nevada law permits a corporation to indemnify such persons in advance of the adjudication of any such action, claim or issue upon a determination that such indemnification is proper in the circumstances. The determination on a case by case basis may be made by the stockholders, or a majority of a quorum of directors not involved in the action or claim, or by independent legal counsel if a majority of a quorum of directors cannot be
obtained.   Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. We have entered into separate written indemnification agreements with our officers, directors, consultants and others. These agreements provide that we will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Organization Within Last Five Years

N/A

Description of Business

(a) Business Development

(1) Form and year of organization

    Emergency Filtration was organized under the laws of the State of Nevada on November 1, 1991, under the name Lead Creek Unlimited. Emergency Filtration filed with the Secretary of State of the State of Nevada a Certificate of Amendment changing its name to Emergency Filtration Products, Inc. on March 8, 1996, pursuant to a Plan or Reorganization. There was no change, however, in the majority ownership of Emergency Filtration related to this Plan of Organization. Until February 9, 1996, Emergency Filtration conducted no business. On February 9, 1996, Emergency Filtration entered into an agreement to acquire title to a technology in the emergency respiration equipment field and began continued development, production and sale of this equipment.

(2) There have been no bankruptcy, receivership or similar proceedings.

(3) There has been no material reclassification, merger, consolidation or purchase or sale of assets not in the ordinary course of business.

(b) Business of Company

(1) Principal products or services and their markets

Emergency Filtration's current product line includes:

- RespAide(TM) CPR Isolation Mask. An internationally patented (within the United States, Australia, Germany, France, United Kingdom and applied for in Canada) dual-filtered vapor isolation valve (VIV) technology currently being marketed in CPR isolation masks to protect emergency response personnel against infectious diseases during mouth to mouth resuscitation. Emergency Filtration has received FDA approval for its RespAide CPR isolation mask incorporating a proprietary filter, and has established manufacturing and distribution of complete units and replacement filters. In tests performed pursuant to the requirements of the FDA testing procedures, these masks were found to be greater than 99.9% effective against bacterial and viral transmission - the highest rating testing labs will issue for medical devices. These masks were introduced in 1997 and are considered our flagship product. They currently account for approximately 15-20% of our overall sales. The patents for this product are assigned to Emergency Filtration.

- Disposable Filters for BVMs. The same filter used in the RespAide product described above is ideal for reducing the risk of exposure to viruses and bacteria and equipment contamination during use of bag valve mask (BVM) resuscitation devices. The disposable filter keeps the equipment contaminant-free, thereby reducing risk of exposure to virus and bacteria to emergency response personnel. The filter is placed between the bag valve and the mask and is single use. Emergency Filtration has received FDA 510K approval for the filter as a Class II medical device. The filter was introduced in 1997 as a component of the RespAide device and currently accounts for approximately 5-10% of our overall sales. The patents for the filter are assigned to Emergency Filtration.

- Superstat. Emergency Filtration markets Superstat, a product that provides rapid, safe, effective surgical clotting of the blood for surgery, trauma and burn wound management. Superstat is a collagen derived, highly purified, acid washed polypeptide material to which a small amount of calcium is added. The resulting mixture is suspended in a de-ionized, bacteria free water, and then freeze dried to produce a porous spongy wafer which melts upon contact with blood. Superstat dissolves in 2 to 3 minutes and does not have to be removed. Emergency Filtration holds the exclusive distribution rights (Emergency Filtration is the only authorized distributor for military customers) to all military medical installations of the United States and all other national governments not in conflict or subject to other legal restrictions with the United States (See Manufacturing and Distribution Agreements below). The original distribution agreement was executed in February 1998 and amended to add international territories in April 2001. The agreement automatically renews for one year periods unless terminated by either party. Superstat sales currently account for approximately 70-80% of our overall sales.

Emergency Filtration currently holds military national stocking numbers for the RespAide CPR isolation mask, the replacement filters and for Superstat. These stocking numbers make the products acceptable for inventory in all four branches of the military and the U.S. Coast Guard. These stocking numbers were assigned to Emergency Filtration after completing an acceptance process with the Defense Medical Standardization Board and will remain valid for as long as there is procurement activity associated with these numbers. Emergency Filtration received and fulfilled orders from the U.S. Navy and the Defense

Supply Center Philadelphia for the products during 2003, 2002 and 2001.

- Personal Environmental Mask. Another configuration of Emergency Filtration's technology is a personal environmental mask designed to address concerns of biological contamination in a workplace or other environment. The mask possesses a disposable filter using our technology and an enhanced matrix of charged nanoparticles designed to protect the user from possible inhalation of biological contaminants. The product is currently sold under three distinct product offerings; 1) one mask with one replaceable filter, 2) one mask with six replaceable filters, and 3) a package of six replaceable filters. The masks are expected to be offered in five colors; green, blue, white, black and orange. Emergency Filtration entered into an agreement with a Taiwan based company, Weise Labs, Inc. (Weise) during April 2003. (See Manufacturing and Distribution Agreements below). Weise began production of the masks during the third quarter of 2003 after a number of production delays caused by materials shortages and product redesign efforts, and is currently pursuing marketing activities in certain Asian and Middle Eastern markets. (specifically China, Hong Kong, South Korea, Taiwan, Singapore, Thailand, Malaysia, India, Pakistan, Israel, Philippines and Vietnam). Emergency Filtration and Weise have recently increased the production capacity in its Taiwanese facility in anticipation of an increased demand for its products.
At present, Emergency Filtration's Taiwanese manufacturing facility is capable of producing 8,000 to 12,000 filters per day. Emergency Filtration does not expect to incur additional production delays due to material shortages or redesign efforts in the near future unless a significant increase in demand occurs beyond that which is already expected. Emergency Filtration will not seek FDA approval for this product at the present time. Emergency Filtration has in addition, recently acquired the license to manufacture and distribute these personal protection masks enhanced with nanoparticles. Although a small amount of these masks were sold during the fourth quarter of 2003, the Company expects to increase sales of these masks and filters during 2004 through an increased marketing and sales effort.

The following products are in various stages of development, production and market entry for future sale and have not produced any revenue for Emergency Filtration to date:

- Breathing Circuit Filters. To extend its market reach from emergency response sites to the vast number of respiratory procedures conducted within medical facilities, Emergency Filtration has introduced two new configurations of its technology, a one-way and a two-way breathing circuit filter for applications where ambient air flow must pass evenly in both directions while still protecting equipment and hoses. The filters are used inline with circuitry, hoses and anesthesia, ventilation and respiratory equipment. The use of the filter serves to remove viruses and bacteria from the airflow, control the moisture delivered to the patient and keep equipment contaminant free. Emergency Filtration has received FDA 510K approval for the filters as Class II medical devices. The breathing circuit filter was introduced in 2002, however this product does not account for any sales to date. In an effort to promote market entry, additional configurations with variations of moisture output are being developed. No additional FDA filings will be required. The patents for the filters are assigned to Emergency Filtration.

- ELVIS BVM. Emergency Filtration has designed another configuration of their technology called ELVIS (Emergency Life Support Ventilation and Intubation System) for the BVM market. The product is a self-contained device that delivers medicine in aerosol form and a bag with built-in CO(2) monitoring capabilities. Patents have been granted for this product and Emergency Filtration has executed an agreement whereby it acquired the rights for commercial exploitation of the patents. A working prototype has just recently been completed during early 2004 and Emergency Filtration is now working on commissioning molds for this product. Product engineering and feasibility studies are under way and Emergency Filtration is currently trying to determine the marketing plan for the product. Emergency Filtration is also currently negotiating manufacturing arrangements, the outcome of which is also currently unknown. An 510K application will likely be filed with the FDA at a later date. A product submitted to the FDA under a 510K application will be subject to an approval process that will last an indeterminate amount of time and may or may not be approved. Emergency Filtration plans to introduce ELVIS in the future. ELVIS currently does not account for any of our sales.


Manufacturing and Distribution Agreements

Emergency Filtration contracted in December 1997 with Westmed, an FDA manufacturing facility in Tucson, AZ, for the manufacture and production of its proprietary filter products. An FDA manufacturing facility is an establishment that has applied for and received acceptance by the FDA and passed its FDA inspections to maintain compliance as an FDA manufacturing facility. All materials for the manufacturing and packaging is supplied by Emergency Filtration. The agreement with Westmed will remain in effect until terminated by either party. Distribution, warehousing and order fulfillment for the RespAide products are managed at Emergency Filtration's Henderson, NV facility.

The Superstat products are manufactured by Superstat Corporation, also an FDA manufacturing facility, in Rancho Dominguez, CA, and drop shipped to Emergency Filtration's customers from that facility. Emergency Filtration has an exclusive distribution agreement with Superstat Corporation whereby Emergency Filtration has the rights to distribute the Superstat product to all US military medical installations and military medical installations of other national governments not in conflict with US restrictions. Emergency Filtration pays Superstat Corporation once the product is drop shipped to the final customer. The agreement, signed in January 1998 and amended in 2001 to add international governments, was originally for one year, but has been renewed annually for one year periods until terminated by either party.

As previously discussed, Emergency Filtration entered into a "Manufacturing and Distribution Services Agreement" during April 2003 with Weise Labs, Inc. (Weise), a Taiwan based company, whereby Weise will have exclusive worldwide rights to manufacture Emergency Filtration's nano-enhanced environmental masks and other masks using related technology, and will provide certain marketing and distribution services to Emergency Filtration in connection with the distribution of such mask products in certain Asian and Middle Eastern territories. Subsequent to December 31, 2003, Weise has arranged for the environmental mask to be marketed by ET Mall, a large Taiwanese multi-media consumer goods marketer. Weise is also currently working on potential agreements between them and certain key distributors in the Asian markets to distribute the masks. No agreements have been finalized with these key distributors as of the current date but Weise has allocated the initial production of the masks to these distributors pending completed contracts. Emergency Filtration will compensate Weise based upon certain criteria as to whether or not Weise has provided distribution services subsequent to the manufacture of the product.

For example, for each mask sold in which Weise provided distribution services for, Emergency Filtration will pay Weise an amount equal to the cost to Weise of designing, fabricating, and manufacturing the particular mask sold. For each mask sold in which Weise did not provide distribution services for, Emergency Filtration will pay Weise 125% of the manufacture cost. For those masks sold where Weise provided distribution services, Emergency Filtration will pay Weise an additional fee of 5% of the selling price of the mask (Distribution Fee), plus a margin fee totaling 42.5% of the net profit realized, per unit, on the masks after deducting the manufacturing cost and distribution fee incurred per unit sold. In addition, Emergency Filtration has agreed to pay an oversight fee of approximately 15% of the applicable

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
profit margin (after the distribution fee) to an outside company (Chan, Chamberlain & Associates, Inc.) for management and advisory services related to the distribution of the product. Weise will arrange for and oversee inventory and storage of the masks following completion of manufacturing and prior to shipment and will arrange for and oversee shipping and transport of the masks to customers. Weise will also identify customers in the prescribed markets and assist Emergency Filtration in pursuing those customers. Weise will also invoice and receive payments from any Asian customers and subsequently forward the collected funds to Emergency Filtration, less their applicable fees and costs. It is currently estimated that Emergency Filtration will recognize an approximate 30% profit margin on environmental mask product sales that will be distributed by Weise, based upon the estimated sales price of the masks in the Asian market less the current estimated costs of manufacuturing the product and the corresponding distribution and oversight fees of approximately 20% as described above. It is currently estimated that Emergency Filtration will recognize an approximate 50% profit margin on all other environmental mask product sales not distributed by Weise, but distributed through Emergency Filtration's efforts. Based upon the current efforts of both Emergency Filtration and Weise and recent possible separate distribution agreements being negotiated by both Emergency Filtration and Weise, Emergency Filtration is expecting that Weise will be instrumental in providing distribution services for approximately 50% of overall sales of the environmental masks in the Asian markets. Assuming Weise is responsible for the distribution of approximately 50% of Emergency Filtration's environmental mask sales, Emergency Filtration is expected to recognize an approximate 40% profit margin on all environmental mask product sales. If this does not occur, however, the profit margins will range between 30% and 50% overall.
The agreement will remain in effect unless terminated by either party.

Subsequent to December 31, 2003, the Company has been in discussions with a large Asian multinational company, Itochu Techno Chemical, Inc. (Itochu), a wholly owned Japanese subsidiary of Itochu Corporation involved in chemical and related businesses, including air filtration, who has shown interest in a possible distribution agreement for the Company's medical products in Japan. The Company and Itochu have been engaged in a cooperative feasibility study surrounding the introduction of the Company's air filter products and technologies into Japan.

On February 27, 2004, the Company and Itochu filed an application with the Japanese Koseisho(the Ministry of Health and Welfare, similar to the U.S. Federal Drug Administration). Upon the approval by the Japanese Koseisho, Itochu plans on entering into a long-term distribution agreement with the Company to distribute the Company's air filtration products in Japan and possibly other markets. It is currently unknown, however, as to when or if the application will be approved by the Japanese Koseisho.


Additional Potential Applications

Emergency Filtration believes its technology may have application for the following products, although we do not market or sell these products or applications at the present time and do not have any plans or contracts to do so in the near future:

- air filtration systems for semiconductor manufacturing and laboratory "clean rooms".
- heating, ventilating and air conditioning (HVAC) filters for use in commercial and residential buildings, airplanes, and motor vehicles.

Emergency Filtration has also been participating in a Department of Defense sponsored research program conducted by California State University (San Bernardino) (CSUSB) to determine the potential military and industry applications of Emergency Filtration's filtering technology. Over the past several months, U.S. Soldier and Biological Chemical Command (SBCCOM), in conjunction with CSUSB, has been examining how to apply Emergency Filtration's filter technology to a large number of potential applications in the military

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
and private industries. The program has conducted a number of cost and user needs analyses, economic analyses, and technical viability studies on Emergency Filtration's filter technology. According to the studies, numerous potential applications of Emergency Filtration's filter technology have been identified.

Emergency Filtration will submit its filter technology to a final testing phase which is to be conducted under U.S. Army auspices. Assuming successful completion of this final testing program, Emergency Filtration may become eligible for a series of grants from the U.S. Army and related agencies. In addition, Emergency Filtration will be permitted to market any products that it develops, subject to governmental approval, to the private sector.

Product development remains an important part of our business but our primary focus at the present time is on increasing our product sales through a marketing driven sales effort in order to increase revenues that will ultimately cover total expenditures.

(2)   Distribution methods of the products or services.

To reach the market, Emergency Filtration has entered into contractual arrangements with a number of U.S. and international suppliers. The agreements are non-exclusive with no minimum order requirements with the exception of one agreement with WorldPoint ECC, Inc. (WorldPoint) which is for a configuration of an Automated External Defibrillator (AED) Prep Kit which includes the RespAide device. This agreement with WorldPoint is exclusive as Emergency Filtration is prohibited from selling or reproducing the product itself or through agents and WorldPoint is prohibited from reproducing the product in any form. WorldPoint is not expressly prohibited, however, from selling competing products worldwide. The agreement is for all territories with no restrictions and automatically renews on a yearly basis unless terminated by either party. Termination provisions include insolvency, material breach and failure to meet standards. The agreement also requires yearly orders of a minimum of 1,000 units equal to approximately $10,000. The total revenue generated from these agreements represents approximately 5-10% of overall sales during 2001, 2002 and 2003.

As previously explained, Emergency Filtration has also entered into an exclusive distribution agreement with Superstat Corporation for the distribution of the Superstat product and has just recently entered into a Manufacturing and Distribution Agreement with a Taiwan based company for the marketing and distribution of the personal environmental masks in the Asian markets (See Manufacturing and Distribution Agreements above).

Emergency Filtration intends to firmly establish its reputation for supplying a high quality medical air filter, and then begin aggressively commercializing the technology in the HVAC category. Emergency Filtration estimates that the addition of HVAC applications will increase the total addressable market for dual-filtered vapor isolation valve technology.

(3)   Status of any publicly announced new product or service.

As described above, Emergency Filtration has signed a Manufacturing and Distribution Services Agreement with Weise Labs, Inc. (dated April 30, 2003) for the manufacture and distribution of personal protection masks in certain Asian and Middle Eastern markets (see Manufacturing and Distribution Agreements above). Emergency Filtration, during 2003, leased production facilities and a warehouse building outside of Taipei, Taiwan, produced molds, purchased raw materials and commenced production of the new environmental masks (see Principal Products or Services and Their Markets above).

(4) Competitive business conditions and Emergency Filtration's competitive position.

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
The medical device industry is a highly competitive sector of the health care industry and there are a large number of established and well financed entities with significantly greater financial resources, technical expertise and in-depth managerial capabilities than Emergency Filtration. Competitors include two major manufacturers of CPR devices, Laerdal and MDI (both internationally based companies) and two major manufacturers of hemostatic collagens, Johnson & Johnson and MedChem Products, Inc. A major competitor in the personal protection mask market is 3M Corporation and a major competitor in the breathing circuit filter market is PALL Corporation. Although Emergency Filtration has achieved patent protection for most of its products, there is no assurance that other entities may not compete in or enter the medical and commercial market in competition with Emergency Filtration.

Although the medical device industy is highly competitive, Emergency Filtration's Respaide and disposable filter products are believed to show highly efficient filtration, filter exhaled breath in both directions, are considered easy to use, and have ISO specification of ports for use with BVM and endotracheal tubes. Emergency Filtration's Superstat product is considered to be safe and easy to use, leaves no residue and does not need to be removed after use, and dissolves on contact with blood. Emergency Filtration's competitive weaknesses for their existing product line, however, include product price and availability.

Emergency Filtration recently, after extensive market research and consultations with Weise Labs, Inc. (Emergency Filtration's master distributor and local manufacturing agent in the Asian Pacific market), redesigned its product offerings slightly to a more suitable price for the Asian markets, including three distinct product offerings; 1) one mask with one replacable filter, 2) one mask with six replaceable filters, and 3) a package of six
replacable filters.   Due to recent virus outbreaks in the Far East such as
SARS, there has been a recent increase in the supply and demand for suitable mask products thus flooding the market with competing less superior products. This increased supply has initially caused the prices to decline slightly. In addition, this increased demand for suitable masks in these markets initially caused a number of production delays in Taiwan due to materials shortages. Emergency Filtration does not believe, however, that it will experience additional delays or shortages of product materials in the near future unless an additional extraordinary increase in demand for the personal protection environmental masks occurs.

(5) Sources and availability of raw materials and the names of principal suppliers.

The raw materials utilized in the production of Emergency Filtration's proprietary products are readily available from a variety of manufacturers including 3M Corporation and Versal. As previously discussed, Emergency Filtration has recently experienced production delays in Taiwan due to material shortages. These shortages have since been abated and Emergency Filtration does not expect significant raw material shortages in the future, unless a dramatic increase in the demand for personal protection environmental masks occurs.

(6) Dependence on one or a few major customers.

The majority (approximately 80-90% annually) of Emergency Filtration's sales have been to the U.S. military. If the orders from the military were to decrease or increase, it would have a material impact on Emergency Filtration's operations.

(7) Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts.

On February 9, 1996, Emergency Filtration entered into an Agreement with Douglas K. Beplate, President of Emergency Filtration, whereby Mr. Beplate granted to Emergency Filtration all rights, including patent rights, to the commercial exploitation of a dual filtered rotary isolation valve. On June 18, 1996 once the notification that the patent would be issued, Douglas K. Beplate executed the Assignment of Invention, assigning to Emergency Filtration all rights to exploit the dual filtered rotary isolation valve technology.

      Effective April 1, 2003, Emergency Filtration entered into an "Agreement For Assignment of Technology" with Douglas Beplate whereby Mr. Beplate assigned all of his rights, title and interest in various technology, patents and patent applications to Emergency Filtration. This agreement is entirely separate from the original agreement entered into with Mr. Beplate during 1996 as described above. The 1996 agreement and technology transfer were for the dual rotary isolation valve and any amendments to that patent. This new agreement effective April 1, 2003 reflects the technologies of hydrophobic and hydrophilic filtration used in a BVM setting, the rescission of the 5% royalty included in the original agreement on the Respaide technology, and the license of nanocoatings on any filter configuration for environmental masks and any other application for United States military use only. Mr. Beplate is also to receive a 1% royalty on the gross sales of any and all products utilizing this acquired technology. No royalties have been paid or accrued pursuant to this agreement as of the date of this filing.

   Emergency Filtration most recently (September 2003) received notification of the approval for the issuance of a U.S. patent for its combined hydrophobic
- hydrophilic filtration application. The patent was issued to Mr. Doug Beplate, Emergency Filtration's President, and assigned to Emergency Filtration as part of the April 1, 2003 agreement mentioned above. This patent is the 12th patent to be assigned to Emergency Filtration.

Emergency Filtration's United States patents are as follows:

PATENT NO./
PATENT APP. NO.  DESCRIPTION                                       EXPIRATION
5,575,279        Dual-filtered Rotary Iso. Valve for Resuscitation  11/2016
6,375,854        Combined Hydrophobic-hydrophilic Filter for Fluids  4/2023
                 (Smaller to Larger)
10/128,367       Combined Hydrophobic-hydrophilic Filter for Fluids  4/2022
                 (Larger to Smaller)
6,062,217        Portable Emergency Safety Resuscitator              5/2020
6,276,363        Portable Emergency Safety Resuscitator              8/2021
09/934,016       Medical Port for Emergency Safety Resuscitator      Pending

Emergency Filtration's international patents are as follows:

PATENT NO./
PATENT APP. NO.  COUNTRY      DESCRIPTION                          EXPIRATION
2,246,770        Canada       Dual-filtered Rotary Iso. Valve       11/2017
723311           Australia    Dual-filtered Rotary Iso. Valve       11/2017
96945105.3       France       Dual-filtered Rotary Iso. Valve       11/2017
69610644         Germany      Dual-filtered Rotary Iso. Valve       11/2017
0873151          U.K.         Dual-filtered Rotary Iso. Valve       11/2017
PCT/US02/26347   Int'l        Medical Port for Emergency Safety      Pending
                               Resuscitator

(8) Need for any government approval of principal products or services Emergency Filtration has received Food and Drug Administration ("FDA") approval for its RespAide CPR isolation mask and vapor isolation valve (disposable filter for BVM's) and the breathing circuit filters as Class II medical devices. Compliance with the approval of the devices requires that they be manufactured in an FDA approved manufacturing facility. Emergency Filtration currently uses Westmed, an approved facility.

Emergency Filtration will likely file a 510K application for acceptance as a Class II medical device for the new ELVIS product in the future. At this time, Emergency Filtration does not intend to file a premarket notification or premarket approval process, but rather the 510K application. If a 510K application is filed, there is an evaluation process that may or may not result in approval to market the device in the United States. The 510K application evaluation process requires the submission and review of detailed information, including but not limited to, product drawings, prototypes, claims and functions, laboratory testing, manufacturing processes, labeling, quality control and compliance with inspections, post-mark obligations, and import/export requirements. At this time, Emergency Filtration believes that no clinical trials will be required, however, additional information, including clinical trials, may be requested by the FDA once the 510K application is submitted and reviewed.

Emergency Filtration is required to register on a yearly basis with the FDA and is listed as a manufacturer but is not subject to inspections at its Henderson, NV facility at the present time due to the fact that the manufacturing processes are performed by Westmed and Superstat (for the Superstat products only), at their facilities in Tucson, AZ and Rancho Dominquez, CA, respectively, which are both subject to FDA inspections.

(9) Effects of existing or probable governmental regulations on the business.

Emergency Filtration is not aware of any existing or probable governmental regulations on business in addition to the FDA regulation which is discussed in detail above.

(10) Research and Development expenditures during each of the last two fiscal years.

The Research and Development expenditures for the last two years were as follows:

- 2003 ($8,961) These costs are prototype development costs associated with the new products such as materials, supplies, consulting fees, etc.

-       2002 ($12,206)      These costs are prototype development costs
associated with the new products such as materials, supplies, consulting fees, etc.

(11) Costs and effects of compliance with environmental laws.

Emergency Filtration is not aware of any cost or effect of compliance with environmental laws.

(12) Number of total employees and number of full time employees.

Emergency Filtration has 3 full time and 1 part time employees in the United States and 8 additional part time employees in Taiwan. Emergency Filtration has oral agreements with Douglas K. Beplate, President, and Peter Clark, Secretary/Treasurer, calling for salary payments of $96,000 per year, and $72,000 per year, respectively. The above salaries have been paid through September 30, 2002 through the issuance of common stock. Additional amounts since September 30, 2002 not paid through December 31, 2003 are being accrued, and may be paid through the issuance of additional stock or in cash if Emergency Filtration has the necessary funds. Accrued payroll for Mr. Beplate totaled $83,000 as of December 31, 2003. Accrued payroll for Mr. Clark totaled $70,000 as of December 31, 2003. Any accrued amounts are non-interest bearing and subject to change only upon approval by the Board of Directors. The third full time employee is paid hourly and at-will. All part time employees are also hourly and at-will.

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
Emergency Filtration also retains the services of one full time consultant (Ms. Wendy Harper) pursuant to an oral consulting arrangement at an estimated annual cost of $72,000. The consultant provides ongoing accounting, secretarial and general managerial consulting to Emergency Filtration.

(c) Reports to security holders

The public may read and copy any materials Emergency Filtration files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Emergency Filtration's website is http://www.Emergencyfiltration.com

Management's Discussion and Analysis or Plan of Operation

Overview

Since our inception, Emergency Filtration has been involved in the development of its technology. During this time revenues have not been adequate to cover operating expenses. Without adequate revenues to offset expenditures, we have reported a loss in each of our years of existence. To date, Emergency Filtration has funded itself by way of a series of private equity placements. As of the end of fiscal 2003, Emergency Filtration had offset its accumulated deficit in this manner. The most valuable asset of Emergency Filtration is its intellectual property and technology. Emergency Filtration has acquired the rights to certain intellectual property, which property includes title to the patent on a component of an emergency CPR assistance device, called a dual-filtered rotary isolation valve and the rights to certain other technologies related to environmental masks. Rights pertaining thereto include the right to maintain, sell and improve the devices, and to license those rights. Although we believe our technology to be very valuable in the economic sense, this value is not quantified as such on Emergency Filtration's balance sheet.

As previously discussed, Emergency Filtration has recently entered into a manufacturing and distribution services agreement with Weise Labs, Inc. (Weise), a Taiwan based company, whereby Weise will have exclusive worldwide rights to manufacture Emergency Filtration's nano-enhanced environmental masks and other masks using related technology, and will provide certain marketing and distribution services to Emergency Filtration in connection with the distribution of such mask products in certain Asian and Middle Eastern territories. Emergency Filtration has advanced funds of approximately $280,000 through December 31, 2003 in order to manufacture molds, to set up a manufacturing facility for production, to purchase raw materials, and begin producing the environmental masks. Emergency Filtration expects future costs, however, to be minimal since costs of distribution and marketing of the products in the future are incorporated into the agreement with Weise.

It is management's intent to seek to create additional revenues through the development and sales of its emergency respiration equipment and sales of their environmental masks through potential distribution agreements currently being negotiated in Taiwan and Japan, and to rely upon additional equity financing, if required, to sustain operations until revenues are adequate to cover the costs. Management can offer no assurance with respect to its ability to create additional revenues, obtain additional equity financing or execute its long-term business plans. The Company's ability to continue as a going concern, however, may be dependent upon the success of those plans.

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Operating Results
---------------------
Year ended December 31, 2003 compared to year ended December 31, 2002
----------------------------------------------------
Revenues:   During 2003, Emergency Filtration reported revenues of $764,025.
This is an increase of approximately 194% over revenues of $260,215 for the year ended December 31, 2002. This increase is primarily due to the substantial increase in orders from the U.S. military in early 2003 due to ongoing international conflicts throughout the world and in Afghanistan and Iraq. Emergency Filtration is now focusing on a marketing_driven sales effort in order to increase revenues that will ultimately cover total expenditures. Emergency Filtration is also now focusing on marketing and selling the environmental masks and associated filters in the Asian markets.

Revenues have been generated in part from the sale of the emergency CPR assistance device ($133,833 and $98,130 for the years ended December 31, 2003 and 2002, respectively). This represents an increase of approximately 36% primarily due to the reasons stated above.

Additionally, Emergency Filtration generated revenues related to Superstat, a modified collagen hemostat, for which Emergency Filtration has exclusive distribution rights to the U.S. and foreign governments and militaries. Revenues related to Superstat were $643,000 and $162,085 for the years ended December 31, 2003 and 2002, respectively, which represents an increase of 297%. For the years ended December 31, 2003 and 2002, the percentage of revenues derived from sales to the government were 84% and 80%, respectively. In addition to competition from other companies that may offer alternative products, governmental orders from the military are dependent on current foreign affairs and international conflicts and the need for emergency products in the US military.

Cost of Sales:   During 2003, Emergency Filtration reported cost of sales of
$495,368 compared to $167,760 during 2002. This represents an increase of approximately 195% which is consistent with the increase in revenues for the same period. Costs as a percentage of sales were 65% and 64% for the years ended December 31, 2003 and 2002, respectively. Emergency Filtration expects costs as a percentage of sales to be approximately 60% to 65% in the future unless significant changes in the cost of materials occur. Costs as a percentage of sales is expected to be slightly less than in the past due to the expected increase in sales in the Asian markets and the corresponding reduced costs overall in those markets. The significant components of Emergency Filtration's cost of sales include actual product cost, including outsourced manufacturing and packaging, freight and shipping, and royalties paid on revenues generated.

Operating Expenses: General and administrative expenditures for the year ended December 31, 2003 as compared to the year ended December 31, 2002 decreased to $829,229 from $1,188,233, representing a decrease of approximately 30%. These reductions from 2002 to 2003 are the result of decreased consulting and legal fees incurred during 2003. As a result, Emergency Filtration issued fewer shares of common stock for services rendered to outside consultants and lawyers during 2003 as compared to 2002.
Consulting expense, which was paid for through the issuance of common stock totaled $187,720 for the year ended December 31, 2003, compared to $650,441 for the year ended December 31, 2002. Emergency Filtration does not expect to incur additional significant consulting expenses in the near future. The significant components of Emergency Filtration's operating expenses include salaries and wages totaling $206,674, consulting and other professional services totaling $411,411, product and liability insurance totaling $61,251 and office rent totaling $56,990.

Research and development: Research and development costs decreased to $8,961 from $12,206 during the years ended December 31, 2003 and 2002, respectively. Emergency Filtration expects research and development costs to increase in the

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
future as Emergency Filtration has plans to pursue the development of additional products during 2004. The research and development costs for testing, validation and FDA filings for these potential new products are estimated to range from $25,000 to $35,000 during the next twelve months. An additional $20,000 to $30,000 may also be required for the commission of molds for these potential new products. The significant components of our research and development costs include prototype development and materials, governmental filings and laboratory testing.

Depreciation and amortization expense: Depreciation and amortization expense increased to $84,770 from $30,143 during the fiscal year ended December 31, 2003 and 2002, respectively, primarily due to the increase in production machinery and the amortization on acquired technology during 2003. Cost of sales, general and administrative expenses, and research and development cost captions do not include any depreciation or amortization costs for each year presented.

Other Expense: Interest expense increased to $51,657 from $2,540 during the years ended December 31, 2003 and 2002, respectively, primarily related to the additional interest associated with the liquidated damages incurred and accrued through December 31, 2003 since Emergency Filtration's registration statement has not yet been declared effective. The remaining portion of Emergency Filtration's interest expense is primarily due its financing of its liability insurance.

Net loss: Emergency Filtration had a net loss of $706,455 in 2003 or $0.03 per share based on a weighted average of 24,231,565 common shares outstanding, compared to a net loss of $1,140,667 in 2002 or $0.08 per share based on a weighted average of 13,920,976 common shares outstanding.

Liquidity and Capital Resources - Capital Funding
------------------------------------------------------------------
Cash Requirements

Emergency Filtration has incurred significant losses, which have resulted in an accumulated deficit of $8,172,781 at December 31, 2003. Because of these continued and our accumulated deficit, we have included a going concern paragraph in Note 1 to Emergency Filtration's financial statements included in our Form 10-KSB for the year ended December 31, 2003 and our Form 10-KSB for the year ended December 31, 2002, addressing substantial doubt about our ability to continue as a going concern. This going concern paragraph could adversely affect our ability to obtain favorable financing terms in the future or to obtain additional financing if needed. Management can offer no assurance with respect to its ability to create additional revenues, obtain additional equity financing or execute its long-term business plan.

Although Emergency Filtration raised approximately $1,000,000 during early 2003, they currently does not have and are not able to generate sufficient cash from operations to sustain its business efforts as well as to accommodate its growth plans. Until it is able to generate sufficient revenues and cash flow to sustain its operations, Emergency Filtration will seek additional capital funding through some combination of equity and debt financing. In addition, Emergency Filtration may receive additional funds of up to approximately $585,000 through the exercise of common stock warrants currently outstanding. Emergency Filtration is also prepared to enter into bridge loans with existing shareholders during 2004, if necessary, to fund ongoing operations and to fund planned research and development objectives, although no loan agreements have currently been entered into. These funds, if received, will be used for ongoing operations and to fund the research and development objectives as described below.

If funds are available from the foregoing or other sources, Emergency Filtration intends to bring additional products to market during the next twelve months, including the breathing circuit filters, the ELVIS BVM bag, and the continued marketing and development of the personal environmental masks as previously described. The research and developments costs associated with the ELVIS BVM device will be the most significant.

The estimated expense for testing, validation and FDA filings for ELVIS will be approximately $25,000. The commission of molds for the ELVIS BVM bag will require approximately $20,000 to $30,000 over the next twelve months.

If sufficient additional funds are not raised during 2004 or if revenues do not increase sufficient to cover Emergency Filtration's operating costs, Emergency Filtration will not have the funds needed for these research and development costs.

Emergency Filtration has incurred an accumulated deficit of $8,172,781 as of December 31, 2003, resulting from the continued losses since inception. In their report, our auditors for our most recent fiscal year ended December 31, 2003, expressed substantial doubt as to our ability to continue operating as a going concern.

Emergency Filtration, pursuant to a manufacturing agreement with a company in Taiwan, has used a portion of the funds raised during 2003 for additional equipment, inventory and operating costs of approximately $280,000. These costs were funded using the proceeds raised from the various private placements during 2003.

Due to the increased exposure and liability for public entities, the cost of our liability insurance has increased substantially over the past several years. Emergency Filtration's insurance policies cover general/product, directors and officers, and employment practices liability. Currently, the cost of this insurance coverage is approximately $72,000 annually. Emergency Filtration does not expect the cost to increase substantially, however, over the next few years.

During the year ended December 31, 2003, Emergency Filtration sold approximately 5,800,000 shares of common stock and warrants exercisable for shares of common stock pursuant to various subscription agreements (representing the selling security holders) and raised approximately $1,000,000 through these issuances for ongoing operations, additional research and development, molds and other needed operating capital (see Item 26 - Recent Sales of Unregistered Securities).

During fiscal 2003, the Company sold shares of Centrex, Inc., an unrelated third party, pursuant to what may be a non-conforming prospectus that did not list the Company as a selling shareholder. This sale could result in a civil liability to the purchaser for the consideration paid, $42,000, plus interest, less any income the purchaser realized from a subsequent sale, or damages if the purchaser no longer owns the shares. At the time of the sale, the Company believed that the shares were properly registered. Because of this transaction, the Company may also have some additional liability for violation of laws or regulations governing unlawful sales of securities in interstate commerce, although any such violation was inadvertent. No action against the Company has been brought in this matter and management does not anticipate that any action will be brought.


During February 2003, Emergency Filtration issued 636,000 shares of common stock for services rendered pursuant to an S-8 registration, valued at $0.22 per share, for a total of $139,920 as follows:

                    Number          Total
Individual        of Shares         Value       Description of Services
----------       ----------       ---------     ----------------------
Ronald Kaufman      200,000       $  44,000     Legal services
Ron Stauber         200,000       $  44,000     Legal services
John Thompson        50,000       $  11,000     Legal services
Pat Gorman           25,000       $   5,500     Managerial consulting
Wendy Harper        111,000       $  24,420     Accounting, secretarial and
                                                general managerial consulting
Lin Chan             50,000       $  11,000     Managerial and accounting
                                                related consulting services

In addition, during May 2003, Emergency Filtration issued 93,334 shares of common stock valued at $0.63 per share for services rendered totaling $58,800 as follows:
                    Number          Total
Individual        of Shares         Value       Description of Services
----------       ----------       ---------     ----------------------
Richard Day          10,000       $   6,300     Legal services
Lin Chan             55,556       $  35,000     Accounting and marketing
                                                services
Pat Gorman           27,778       $  17,500     Managerial consulting

On March 20, 2002, Emergency Filtration issued 321,000 shares of common stock for services rendered pursuant to an S-8 Registration Statement, valued at $0.40 per share for a total of $128,400 as follows:

                    Number          Total
Individual        of Shares         Value       Description of Services
----------       ----------       ---------     ----------------------
Sterling Peterson   213,000       $   85,200    Marketing and managerial
                                                consulting
MaryAnn Long         20,000       $    8,000    Marketing services
Richard Day          10,000       $    4,000    Legal services
Wendy Harper         60,000       $   24,000    Accounting, secretarial and
                                                general managerial consulting
Lin Chan             18,000       $    7,200    Managerial and accounting
                                                related consulting services

On August 15, 2002, the following shares of common stock were issued:

- 714,500 shares of common stock were issued to Doug Beplate, President, valued at $0.20 per share (equal to the market price on the date of issuance) in payment of $142,900 in advances made to Emergency Filtration.

- 1,106,593 shares of common stock were issued to Doug Beplate, President, valued at $0.20 per share (equal to the market price on the date of issuance) in payment of accrued salaries for 2000, 2001 and part of 2002 totaling $169,174, royalties due totaling $17,845 and additional compensation totaling $34,300.

- 958,398 shares of common stock were issued to Peter Clark, Sec/Treas. valued at $0.20 per share (equal to the market price on the date of issuance) in payment of accrued salaries totaling $191,680.

- 331,584 shares of common stock pursuant to an S-8 Registration Statement were issued to Wendy Harper, outside consultant, valued at $0.20 per share (equal to the market price on the date of issuance) in payment of consulting fees totaling $66,317. Ms. Harper provides outside accounting, secretarial, and general managerial consulting services to Emergency Filtration.

- 525,000 shares of common stock were issued to the directors of Emergency Filtration valued at $0.20 per share (equal to the market price on the date of issuance) totaling $125,000 as follows:

-Doug Beplate          100,000 shares totaling $20,000
-Sherman Lazrus        100,000 shares totaling $20,000
-Raymond Yuan          100,000 shares totaling $20,000
-Frank Corsini         100,000 shares totaling $20,000
-Thomas Glenndahl      100,000 shares totaling $20,000
-Peter Clark            25,000 shares totaling $5,000

- 100,000 shares were issued to various officers and other related individuals valued at $0.20 per share (equal to the market price on the date of issuance) for the cancellation of 3,200,000 common stock options outstanding as mentioned above:

- 25,000 shares issued to Sherman Lazrus, interim CEO
- 25,000 shares issued to Raymond Yuan, Director
- 25,000 shares issued to Peter Clark, Sec/Treas
- 25,000 shares issued to Douglas Beplate, President

- 713,200 shares of common stock were issued to various consultants pursuant to an S-8 Registration Statement valued at $0.20 per share (equal to market price on the date of issuance) for services rendered totaling $142,640 as follows:

                    Number          Total
Individual        of Shares         Value       Description of Services
----------       ----------       ---------     ----------------------
Sterling Peterson   125,000       $  25,000     Marketing and managerial
                                                consulting
Steve Hanni         100,000       $  20,000     Accounting services
Ann Sargent          10,000       $   2,000     Managerial consulting services
Thomas Fehr         200,000       $  40,000     Patent related legal services
Ron Kaufman          50,000       $  10,000     Legal services
Pat Gorman           40,000       $   8,000     Managerial consulting
Ron Stauber         150,000       $  30,000     Legal services
Kenneth Makarius      4,100       $     820     Marketing services
Jack Pirozzi          4,100       $     820     Marketing services
Diana Newman          6,000       $   1,200     Marketing services
George Pappaeliou    24,000       $   4,800     Marketing services

- 60,000 shares of common stock were issued to a consultant (Ying Wang) valued at $0.50 per share (based upon an originally agreed upon price) in lieu of outstanding debt totaling $30,000.

- 570,000 shares of common stock were issued to certain employees and other outside individuals valued at $0.20 per share (equal to market price on the date of issuance) for services rendered valued at $114,000 as follows:

                    Number          Total
Individual        of Shares         Value       Description of Services
----------       ----------       ---------     ----------------------
David Gray          100,000       $  20,000     Patent legal services
Wendy Harper        250,000       $  50,000     Accounting, secretarial and
                                                general managerial consulting
Etienne Le Monnier  100,000       $  20,000     Marketing services
Patrick Sheedy      100,000       $  20,000     Managerial consulting services
Phyllis Simon        10,000       $   2,000     Marketing services
Ann Sargent          10,000       $   2,000     Marketing consulting

On August 15, 2002 and October 15, 2002, a total of 300,000 shares of common stock were issued to Sherman Lazrus, interim CEO, valued at an average price of $0.37 per share (equal to the market price on each date of issuance) in payment of services rendered in connection with being CEO totaling $111,000.

On October 25, 2002, 100,000 shares of common stock were issued to Raymond Yuan, Director, valued at $0.28 per share (equal to market price on the date of issuance) in payment of consulting services rendered totaling $28,000.

Net cash used in operations was $249,380 for the year ended December 31, 2003 as compared to $3,516 for the year ended December 31, 2002. This increase in cash used was primarily due to the increased inventory being produced in Taiwan and payment of outstanding accounts payable. Cash used for operating activities was primarily funded by the issuance of common stock for cash in early 2003 of $1,011,975. The Company also used cash of $408,152 during the year ended December 31, 2003 to retire related party outstanding debt and other long_term debt. Cash used to retire related party outstanding debt and other long_term debt for 2002 was $87,079.

In addition, cash of $95,283 was used during 2003 for the purchase of additional molds and equipment used in the production facility in Taiwan, and cash of $133,943 for the acquisition of additional patents and technology. This is significantly higher than the cash used in the prior year for the purchase of equipment and patent costs totaling $5,981.

During the current fiscal year 2004, we expect that we will be able to continue measures that will (i) reduce unnecessary cash outflows, (ii) increase revenues through our improved marketing effort; and (iii) raise additional working capital, if necessary, through the issuance of our stock for services and cash, or other equity or debt financing.

Emergency Filtration's business model is intended to be cost-efficient and emphasizes: (1) in-house research and development; (2) accumulation of intellectual property assets; (3) ownership of key production equipment; and
(4) outsourcing of all manufacturing, distribution, warehousing, and order fulfillment. Accordingly, Emergency Filtration benefits from low overhead, as well as the pricing advantages inherent in proprietary specialty products.

It is the intent of management to create additional revenues through the development and sales of its emergency respiration equipment, environmental masks, and other products through potential distribution agreements currently being negotiated in Taiwan and Japan (see next paragraph), and to rely upon additional equity or debt financing (as previously described) to sustain operations until revenues are adequate to cover the costs. Emergency Filtration has recently begun to receive indications of increased interest in their products from a number of medical product distributors and management believes that this increased interest will lead to stronger financial performance in the near future.

Subsequent to December 31, 2003, Emergency Filtration has been in discussions with a large Asian multinational company, Itochu Techno Chemical, Inc. (Itochu), a wholly owned Japanese subsidiary of Itochu Corporation involved in chemical and related businesses, including air filtration, who has shown interest in a possible distribution agreement for Emergency Filtration's medical products in Japan. Emergency Filtration and Itochu have been engaged in a cooperative feasibility study surrounding the introduction of Emergency Filtration's air filter products and technologies into Japan.

On February 27, 2004, Emergency Filtration and Itochu filed an application with the Japanese Koseisho(the Ministry of Health and Welfare, similar to the U.S. Federal Drug Administration). Upon the approval by the Japanese Koseisho, Itochu plans on entering into a long-term distribution agreement with Emergency Filtration to distribute it's air filtration products in Japan and possibly other markets. It is currently unknown, however, as to when or if the application will be approved by the Japanese Koseisho.

Management can offer no assurance with respect to its ability to create additional revenues, obtain additional equity financing, if required, or execute its longterm business plan.

Description of Property

Emergency Filtration presently occupies office and warehouse space located at 175 Cassia Way, Suite A115, Henderson, Nevada 89014 under a three year lease agreement. The property consists of approximately 2,484 square feet of offices and 1,404 square feet of warehouse space. The lease began June 1, 2002 and terminates May 31, 2005. Rent in Year 1 is $2,115 per month, includes NNN charges (tax, maintenance, garbage, etc), increasing to $3,798 per month in Year 2 and $3,959 per month in Year 3. Emergency Filtration believes this space will be adequate for its needs through the term of the lease.

Emergency Filtration also presently occupies office, warehouse and production space in Taipei, Taiwan under three, one year lease agreements. The total property consists of approximately 3,200 square feet of office and production space and approximately 1,046 square feet of warehouse space. The lease agreements terminate in December 2004. Rent for all three locations is $3,083 per month.

Certain Relationships and Related Transactions
The following related party transactions occurred during the years ended December 31, 2003 and 2002 and through the period of the date of this filing, which are required to be disclosed pursuant to Item 404 of Regulation S_B.

   Effective April 1, 2003, Emergency Filtration entered into an "Agreement For Assignment of Technology" with Douglas Beplate whereby he assigned all of his rights, title and interest in various technology, patents and patent applications to Emergency Filtration. This agreement is entirely separate from the original agreement entered into with Mr. Beplate during 1996. The 1996 agreement and technology transfer were for the dual rotary isolation valve and any amendments to that patent. In conjunction with the technology transfer in 1996 of the dual filtered isolation valve, Emergency Filtration entered into a consulting agreement with Mr. Beplate to continue developing the Respaide product including market validation, testing, approval, molds and ongoing marketing. This new agreement effective April 1, 2003 reflects the purchase of technologies related to hydrophobic and hydrophilic filtration used in a BVM setting which was developed by Mr. Beplate outside of his Respaide consulting agreement and before he became an officer or director of Emergency Filtration, the rescission of the 5% royalty included in the original agreement on the Respaide technology, and the license of nanocoatings on any filter configuration for environmental masks and any other application for United States military use only. The nanocoatings technology was also developed by Mr. Beplate outside of his Respaide consulting agreement and before he became an officer or director of Emergency Filtration. The asset recorded on the initial purchase of the technology was valued at $975,000 and paid for in cash to the extent of $130,000 and the number of shares deemed equal to the remaining value. In determining this value, the members of the Board of Directors (other than the President, who abstained from the vote to approve the purchase) of Emergency Filtration used their best business judgment to estimate the future income potential of the acquired technology. Although no independent valuations or market analyses were sought by the members of the board prior to determination of the purchase price, a determination was made through an analysis of the potential applications of the hydrophobic hydrophilic filtration technology and the identifiable likely markets surrounding the technology. These potential applications at the time included the potential market for the environmental mask (NanoMask) which is currently being produced in Taiwan, the ability to take the technology into numerous industries and applications such as healthcare, military, non-profit, and commercial segments, governmental use as it relates to biochemical protection, and many other potential applications of the nanotechnology. Based upon the preliminary market analysis and potential sales and marketing strategies discussed among the voting directors, the voting members of the board determined and concluded that the future market potential of the acquired technology likely exceeded the $975,000 consideration to be paid to the President. The 3,250,000 shares of outstanding common stock issued to the officer were valued at $0.26 per share, the market value on the date of issuance. The officer is also to receive a 1% royalty on the gross sales of any and all products utilizing the technology and forego any other royalties that would have been due him under the old agreement. No royalties have been paid or accrued pursuant to this agreement as of the date of this filing.

Advances From Officers

During the years ended December 31, 2001 and 2002, Emergency Filtration received periodic advances of $13,400 and $199,400, respectively, from Doug Beplate, President, used for operating funds throughout the year. Mr. Beplate received 714,500 shares of common stock valued at $0.20 per share (market value on date of issuance) on August 15, 2002 in repayment of $142,900 of these advances. The remaining amount, totaling $69,900 at December 31, 2002,
was non-interest bearing, due on demand, and unsecured.   Emergency Filtration
has not entered into any formalized note agreement relating to these advances. The entire amount of $69,900 was repaid to Mr. Beplate during 2003.

During the years ended December 31, 2001 and 2002, Emergency Filtration received periodic advances of $9,500 and $0, respectively, from Peter Clark, Secretary/Treasurer, used for operating funds throughout the year. These amounts, totaling $9,500 at December 31, 2002, were non-interest bearing, due
on demand and unsecured.   Emergency Filtration has not entered into any
formalized note agreement relating to these advances. The $9,500 was repaid to Mr. Clark during 2003.

Royalty Payments.

As described above, Emergency Filtration entered into an agreement with Doug Beplate, President, during 1996 to acquire the rights to certain intellectual property, which property includes title to the patent on a component of an emergency CPR assistance device, called a dual filtered rotary isolation value. Emergency Filtration agreed to pay a 5% royalty to Mr. Beplate on any sales related to the patented intellectual property. Royalty expense on this patent for the years ended December 31, 2003 and 2002 was $2,813 and $4,907, respectively. Mr. Beplate received 89,223 shares of common stock on August 15, 2002 in payment of accrued royalties from January 1, 2001 through September 30, 2002 totaling $17,845. The 89,223 shares of common stock issued to Mr. Beplate were valued at $0.20 per share which equaled the market value of the shares on the date of issuance. All remaining royalties have been paid through December 31, 2003.

Stock Options.

During 2001, Emergency Filtration modified 600,000 vested options of various officers and directors of Emergency Filtration originally accounted for as fixed stock options and originally expiring on various dates between December 2001 and December 2003 to (i) reduce the exercise price to $0.49 per share (a price above the current market price of Emergency Filtration's stock on the date of modification), and (ii) extend the expiration date to June 28, 2004. Accordingly, these options originally were to be accounted for as variable stock options from the date of the modification. Emergency Filtration did not incur any compensation expense during 2002 or 2003 under these variable stock options. Under variable stock options, Emergency Filtration could incur additional compensation expense in the future arising from the excess of the fair market value of Emergency Filtration's stock over the exercise price of the related options. 400,000 of the 600,000 modified stock options were later canceled during 2002.

Canceled Stock Options.

Emergency Filtration entered into Common Stock Option Rescission Agreements on August 15, 2002 to cancel outstanding stock options for the following individuals:

- Douglas Beplate, President - 1,600,000 outstanding stock options exercisable at prices ranging from $0.49 to $0.75 per share.
- Peter Clark, Secretary/Treasurer - 1,300,000 outstanding stock options exercisable at prices ranging from $0.49 to $0.75 per share.
- Wendy Harper, Consultant - 660,000 outstanding stock options exercisable at prices ranging from $0.53 to $0.75 per share.
- Raymond Yuan, Director - 200,000 outstanding stock options exercisable at prices ranging from $0.49 to $0.75 per share.
- Sherman Lazrus, CEO - 100,000 outstanding stock options exercisable at $0.49 per share.

For the cancellation and rescission of the common stock options, a total of 100,000 shares of common stock were issued on August 15, 2002, valued at $0.20 per share (equal to the market price on the date of issuance) to the following individuals:

- 25,000 shares issued to Sherman Lazrus, interim CEO totaling $5,000
- 25,000 shares issued to Raymond Yuan, Director totaling $5,000
- 25,000 shares issued to Peter Clark, Sec/Treas. totaling $5,000
- 25,000 shares issued to Douglas Beplate, President totaling $5,000

Management of Emergency Filtration determined that it was in the best interest of the shareholders of Emergency Filtration to cancel the outstanding stock options held by these various related parties so as to not dilute the existing shareholders upon exercise of the options as well as to eliminate any additional compensation expense in the future arising from the excess of the fair market value of Emergency Filtration's stock over the exercise price of the related options. In consideration for this, the related parties agreed to accept a nominal amount of shares, valued at $5,000 for each individual, since there was no readily determinable value of the stock options, in lieu of the outstanding options.

Stock Issuances to Related Parties.

Effective April 1, 2003, Emergency Filtration issued 3,250,000 shares of common stock to Doug Beplate, President, valued at $0.26 per share plus $130,000 cash, pursuant to an "Agreement For Assignment of Technology" whereby Mr. Beplate assigned all of his rights, title and interest in various technology, patents and patent applications to Emergency Filtration, as described previously.

On February 28, 2003, 111,000 shares of common stock were issued to Wendy Harper, outside consultant, valued at $0.22 per share (equal to the market price on the date of issuance) in payment of consulting fees totaling $24,420. Ms. Harper provides outside accounting, secretarial, and general managerial consulting services to Emergency Filtration.

On August 15, 2002, 714,500 shares of common stock were issued to Doug Beplate, President, valued at $0.20 per share (equal to the market price on the date of issuance) in payment of $142,900 in advances made to Emergency Filtration.

On August 15, 2002, 1,106,593 shares of common stock were issued to Doug Beplate, President, valued at $0.20 per share (equal to the market price on the date of issuance) in payment of accrued salaries for 2000, 2001, and part of 2002 totaling $169,174, royalties due totaling $17,845 and additional compensation totaling $34,300.

On August 15, 2002, 958,398 shares of common stock were issued to Peter Clark, Sec/Treas. valued at $0.20 per share (equal to the market price on the date of issuance) in payment of accrued salaries totaling $191,680.

On August 15, 2002, 331,584 shares of common stock were issued to Wendy Harper, outside consultant, valued at $0.20 per share (equal to the market price on the date of issuance) in payment of accrued consulting fees totaling $66,317. Ms. Harper provides outside accounting, secretarial, and general managerial consulting services to Emergency Filtration.

On August 15, 2002, 525,000 shares of common stock were issued to the directors of Emergency Filtration valued at $0.20 per share (equal to the market price on the date of issuance) totaling $125,000 as follows:

-Doug Beplate        100,000 shares totaling $20,000
-Sherman Lazrus      100,000 shares totaling $20,000
-Raymond Yuan        100,000 shares totaling $20,000
-Frank Corsini       100,000 shares totaling $20,000
-Thomas Glenndahl    100,000 shares totaling $20,000
-Peter Clark          25,000 shares totaling $5,000

On August 15, 2002, the following shares were issued to various officers and other related individuals valued at $0.20 per share (equal to the market price on the date of issuance) for the cancellation of 3,200,000 common stock options outstanding as mentioned above:

- 25,000 shares issued to Sherman Lazrus, interim CEO totaling $5,000
- 25,000 shares issued to Raymond Yuan, Director totaling $5,000
- 25,000 shares issued to Peter Clark, Sec/Treas. totaling $5,000
- 25,000 shares issued to Douglas Beplate, President totaling $5,000

On August 15, 2002 and October 15, 2002, a total of 300,000 shares of common stock were issued to Sherman Lazrus, interim CEO, valued at an average price of $0.37 per share (equal to the market price on each date of issuance) in payment of services rendered in connection with being CEO totaling $111,000.

On October 25, 2002, 100,000 shares of common stock were issued to Raymond Yuan, Director, valued at $0.28 per share (equal to market price on the date of issuance) in payment of consulting services rendered totaling $28,000.

Except as hereinabove set forth, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-B.

Market for Common Equity and Related Stockholder Matters

As of March 31, 2004, Emergency Filtration had approximately 200 shareholders of record of its common stock. Emergency Filtration has not paid cash dividends on its common stock. Emergency Filtration anticipates that for the foreseeable future any earnings will be retained for use in its business, and no cash dividends will be paid on the common stock. Declaration of common stock dividends will remain within the discretion of Emergency Filtration's Board of Directors and will depend upon Emergency Filtration's growth, profitability, financial condition and other relevant factors.

Emergency Filtration's common stock is traded on the NASD'S OTC Bulletin Board under the symbol EMFP. The following table sets forth, for the respective periods indicated, the prices of our common stock in the over the counter market as reported by on the OTCBB for the periods for which this report is being filed. Such over the counter market quotations are based on inter-dealer bid prices, without markup, markdown or commission, and may not necessarily represent actual transactions.

                                                 Bid Quotation
                                                  ------------
Fiscal Year 2004                        High Bid              Low Bid
----------------                      ------------          -----------
Quarter ended 03/31/04                    $ 0.90               $ 0.52

Fiscal Year 2003                         High Bid              Low Bid
----------------                      ------------          -----------
Quarter ended 12/31/03                    $ 0.70               $ 0.46
Quarter ended 9/30/03                     $ 0.55               $ 0.24
Quarter ended 6/30/03                     $ 0.80               $ 0.26
Quarter ended 3/31/03                     $ 0.28               $ 0.18

Fiscal Year 2002                         High Bid              Low Bid
----------------                      ------------          -----------
Quarter ended 12/31/02                    $ 0.41                $ 0.23
Quarter ended 9/30/02                     $ 0.43                $ 0.19
Quarter ended 6/30/02                     $ 0.44                $ 0.27
Quarter ended 3/31/02                     $ 0.55                $ 0.30

Fiscal Year 2001                          High Bid              Low Bid
----------------                       ------------         ------------
Quarter ended 12/31/01                    $ 0.78                $ 0.31
Quarter ended 9/30/01                     $ 0.56                $ 0.35
Quarter ended 6/30/01                     $ 0.74                $ 0.35
Quarter ended 3/31/01                     $ 0.82                $ 0.30

Trading of our common stock has been limited or sporadic.

Disclosure Regarding the Company's Equity Compensation Plans
------------------------------------------------------------
Emergency Filtration does not have any equity compensation plans that have been approved by the security holders. However, Emergency Filtration's Board of Directors has granted nonqualified stock options to various consultants, employees, officers and directors for services rendered to Emergency Filtration. These options were not submitted to Emergency Filtration's stockholders for approval.


The following table summarizes information about equity awards that were outstanding as of December 31, 2003:
The following table summarizes information about equity awards that are outstanding as of December 31, 2003.

                         Number of Shares of                       Number of Shares of
                         Common stock to be       Weighted Avg        Common Stock
                         issued upon exercise    Exercise Price    Available for Future
                           Of Outstanding        Of Outstanding     Issuance (excluding
Plan Category                 Options*              Options         shares reflected in *)
-------------            --------------------    --------------    ----------------------
Equity compensation
Plans approved by
Security holders                   0                   n/a                   0

Equity compensation
plans not approved by
security holders                760,000               $0.52                  0

The above stock options were granted as follows:

- 500,000 options were granted to Mike Crnkovich, the President of Emergency Filtration at the time, during January 2001 for services rendered related to his employment as President. These options were granted with an exercise price of $0.53 per share and expired, unexercised on January 8, 2004.
- 60,000 options were granted to an outside consultant for marketing services rendered during January 2001. These options were granted with an exercise price of $0.53 per share and expired, unexercised on January 8, 2004.
- 100,000 options were granted to Mike Crnkovich, the President of Emergency Filtration at the time, during June 2001 for services rendered related to his employment as President. These options were granted with an exercise price of $0.49 per share and expire on June 28, 2004.

- 100,000 options were granted to an outside consultant for marketing services rendered during June 2001. These options were granted with an exercise price of $0.49 per share and expire on June 28, 2004.

Of the above granted stock options for services rendered, the following remain outstanding as of December 31, 2003:

                      Number of    Exercise        Expiration
Option Holder          Options      Price            Date
-----------------    ----------    ---------     --------------
Sterling Peterson        60,000       $0.53      January 8, 2004
Mike Crnkovich          500,000       $0.53      January 8, 2004
Thomas Burns            100,000       $0.49      June 28, 2004
Mike Crnkovich          100,000       $0.49      June 28, 2004

Emergency Filtration's Board of Directors has the sole authority to determine the terms of awards and other terms, conditions and restrictions of these non-plan options.

Any shares issued these options shall be subject to resale restrictions as shall be in force at the time of issuance of the shares, including sales volume and timing of the sale.

(b)Holders

As of March 31, 2004, there were approximately 200 holders of record of our common stock.

(c)Dividends

The Board has not declared and does not anticipate declaring any dividends. We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our common stock.

Executive Compensation

EXECUTIVE COMPENSATION

                                                             Long Term Compensation
                                                             ----------------------
                     Annual Compensation                       Awards           Payouts
                                             Other     Restricted
Name and                                     Annual       Stock    Options  LTIP    All other
Principal Position  Year  Salary   Bonus($) Compensation  Awards    /SARs   Payout  Compensation
------------------  ----  -------  -------  ------------  ------   -------  ------  ------------
Sherman Lazrus      2003  $     0  $      0(1)       0   $      0        0       0             0
Interim CEO         2002  $     0  $111,000(1)       0   $ 25,000(4)     0       0             0
                    2001  $     0   $55,000(1)       0          0  100,000(6)    0             0

Douglas Beplate     2003  $96,000(2)$     0          0          0        0       0             0
President           2002  $96,000(2)$34,300(3)       0   $ 25,000(5)     0       0             0
                    2001  $96,000(2)      0          0          0  600,000(7)    0             0

(1) Mr. Lazrus has received compensation in the form of shares issued at $.55 per share in 2001 (100,000 shares valued at $55,000). In 2002, Mr. Lazrus received compensation in the form of 300,000 shares issued at $0.37 per share totaling $111,000.

(2) In 2001, Mr. Beplate received $49,900 in cash and the balance was accrued. In 2002, Mr. Beplate received $169,174 in the form of 845,870 shares of common stock issued at $.20 per share representing accrued salary from 2000, 2001, and through September 30, 2002. Additional 2002 salary of $24,000 has been accrued. In 2003, Mr. Beplate received $37,000 in cash and the remaining balance was accrued. Total remaining unpaid salary due to Mr. Beplate at December 31, 2003 totaled $83,000.

(3) In 2002, Mr. Beplate also received 171,500 shares issued at $.20 per share representing a bonus totaling $34,300.

(4) In 2002, Mr. Lazrus also received 100,000 shares issued at $0.20 per share as a directors fee totaling $20,000 and 25,000 shares issued at $0.20 per share for the cancellation of 100,000 stock options. These shares were valued at $5,000.

   (5) In 2002, Mr. Beplate also received 100,000 shares issued at $0.20 per share as a directors fee totaling $20,000 and 25,000 shares issued at $0.20 per share for the cancellation of 600,000 stock options. These shares were valued at $5,000.

(6) In 2001, Mr. Lazrus received 100,000 options to purchase common stock exercisable at $0.49 per share until June 28, 2004. These options were later canceled during 2002.

(7) In 2001, Mr. Beplate received 500,000 options to purchase common stock exercisable at $0.53 per share until January 8, 2004 and an additional 100,000 options to purchase common stock exercisable at $0.49 per share until June 28, 2004. All of these options were later canceled during 2002.

Compensation of Directors

During fiscal 2003, directors did not receive any form of compensation for their services as directors.

During fiscal 2002, directors received an aggregate of 525,000 shares of stock valued at $105,000 for board service as follows:

-Doug Beplate        100,000 shares totaling $20,000
-Sherman Lazrus      100,000 shares totaling $20,000
-Raymond Yuan        100,000 shares totaling $20,000
-Frank Corsini       100,000 shares totaling $20,000
-Thomas Glenndahl    100,000 shares totaling $20,000
-Peter Clark          25,000 shares totaling $5,000

Emergency Filtration does not have a standard agreement with its directors for annual director compensation in cash or shares. Director compensation is paid at the discretion of the Board of Directors on an annual basis. In addition, directors are reimbursed for expenses incurred in connection with their services as directors. The shares issued were not pursuant to a Stock Plan, were approved by the Board of Directors, but were not voted on by the shareholders.

Legal Matters

The legality of the shares offered hereby has been passed upon by John C. Thompson, 22 East 100 South, Suite 400, Salt Lake City, Utah 84111.

Experts

There are no experts having an interest in the shares offered hereby. John C. Thompson is acting as special counsel to Emergency Filtration Products in connection with the filing of this Registration Statement.

The financial statements as of December 31, 2003, and for the year then ended included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph expressing substantial doubt as to Emergency Filtration's ability to continue as a going concern as described in
Note 1 to the financial statements) of Piercy Bowler Taylor & Kern, independent auditors given on the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended December 31, 2002, included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph expressing substantial doubt as to Emergency Filtration's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Available Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Emergency Filtration Products, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file annual and quarterly reports, special reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

Financial Statements


INDEPENDENT AUDITORS' REPORT


To the Audit Committee of the Board of Directors
Emergency Filtration Products, Inc.
Henderson, Nevada

We have audited the accompanying balance sheet of Emergency Filtration Products, Inc. (the Company) as of December 31, 2003, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying financial statements of the Company present fairly, in all material respects, its financial position as of December 31, 2003, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred losses resulting in a working capital deficiency and an operating deficit, and its ability to pay its obligations when due and to continue operations is dependent upon its ability to develop and sell its products through potential distribution agreements. These conditions raise substantial doubt as to the Company's ability to continue as a going concern.
Management's plans in regard to those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/S/Piercy Bowler Taylor & Kern
Piercy Bowler Taylor & Kern
Las Vegas, Nevada

January 27, 2004

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Emergency Filtration Products, Inc.

In our opinion, the accompanying statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2002, after the restatement described in Note 1 to the financial statements of Emergency Filtration Products, Inc. for the year ended December 31, 2002, present fairly, in all material respects, the results of operations, stockholders' equity (deficit), and cash flows of Emergency Filtration Products, Inc. for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated revenues sufficient to cover its operating costs, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Las Vegas, Nevada

March 17, 2003, except for Note 1 to the financial statements of Emergency Filtration Products, Inc. for the year ended December 31, 2002, as to which the date is October 20, 2003

EMERGENCY FILTRATION PRODUCTS, INC.
Balance Sheet
As of December 31, 2003

ASSETS

CURRENT ASSETS
 Cash and cash equivalents                                      $    148,501
 Accounts receivable, net of allowance for doubtful                   13,374
  accounts of $8,000
 Prepaid expenses and other                                           57,882
 Inventory                                                           182,440
                                                                 -----------
                                                                     402,197
                                                                 -----------
PROPERTY AND EQUIPMENT, net                                          108,141
                                                                 -----------
OTHER ASSETS
 Patents and acquired technology, net of accumulated
  amortization of $71,193                                            998,594
 Deposits and other assets                                            11,730
                                                                 -----------
                                                                   1,010,324
                                                                 -----------
                                                                $  1,520,662
                                                                 ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable - unrelated parties                           $     53,484
 Accounts payable - related parties                                  213,707
 Accrued expenses                                                     91,832
 Notes payable                                                        35,880
                                                                 -----------
                                                                     394,903
                                                                 -----------
STOCKHOLDERS' EQUITY
 Common stock, par value $0.001 per share; authorized 50,000,000
  shares; 27,265,517 shares issued and outstanding                    27,265
 Additional paid-in capital                                        9,269,415
 Accumulated other comprehensive income                                1,860
 Deficit                                                          (8,172,781)
                                                                 -----------
                                                                   1,125,759
                                                                 -----------
                                                                $  1,520,662
                                                                 ===========





The accompanying notes are an integral part of these financial statements.

EMERGENCY FILTRATION PRODUCTS, INC.
Statements of Operations
For the Years Ended December 31, 2003 and 2002

                                                      2003          2002
                                                   -----------   -----------
NET SALES                                         $    764,025  $    260,215
                                                   -----------   -----------
COSTS AND EXPENSES

 Cost of sales                                         495,368       167,760
 Depreciation and amortization                          84,770        30,143
 Research and development                                8,961        12,206
 General and administrative                            829,762     1,188,233
                                                   -----------   -----------
                                                     1,418,861     1,398,342
                                                   -----------   -----------
LOSS FROM OPERATIONS                                  (654,836)   (1,138,127)
                                                   -----------   -----------
OTHER INCOME (EXPENSE)

 Interest income                                            38             -
 Interest expense                                      (51,657)       (2,540)
                                                   -----------   -----------
                                                       (51,619)       (2,540)
                                                   -----------   -----------
NET LOSS                                          $   (706,455) $ (1,140,667)
                                                   ===========   ===========
BASIC AND DILUTED LOSS PER SHARE                  $      (0.03) $      (0.08)
                                                   ===========   ===========
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING                          24,231,565    13,920,976
                                                   ===========   ===========








The accompanying notes are an integral part of these financial statements.

EMERGENCY FILTRATION PRODUCTS, INC.
Statements of Stockholders' Equity (Deficiency)
For the Years Ended December 31, 2003 and 2002

                                                                       Accumulated      Total
                                                          Additional      other  stockholders'
                                     Common Stock           paid-in    comprehensive      equity
                                 Shares       Dollars       capital       income        Deficit     (deficiency)
                              -----------   -----------   -----------   -----------   -----------   -----------
Balances, January 1, 2002      11,667,425  $     11,667  $  5,928,062             -  $ (6,325,659) $   (385,930)

Common stock issued in lieu
 of debt at prices ranging
 from $0.20 to $0.50
 per share                      2,881,825         2,882       627,933             -             -       630,815

Common stock issued for
 services at prices ranging
 from $0.20 to $0.40
 per share                      2,918,450         2,919       667,522             -             -       670,441

Net loss for the year ended
 December 31, 2002                      -             -             -             -    (1,140,667)   (1,140,667)
                              -----------   -----------   -----------   -----------   -----------   -----------
Balances, December 31, 2002    17,467,700        17,468     7,223,517             -    (7,466,326)     (225,341)

Common stock issued for
 services and in settlement
 of debt at $0.22 per share       636,000           636       139,284             -             -       139,920

Common stock issued pursuant
 to private placements at
 $0.18 per share, net of
 related offering costs         4,668,483         4,668       730,307             -             -       734,975

Common stock issued pursuant
 to a stock exchange agreement
 at $0.11 per share               400,000           400        41,600             -             -        42,000

Common stock issued pursuant
 to a private placement
 at $0.40 per share, net of
 related offering costs           750,000           750       234,250             -             -       235,000

Common stock issued for
 services rendered valued
  at $0.63 per share               93,334            93        58,707             -             -        58,800

Common stock issued to acquire
 rights to certain technology
 and patents from a related
 party valued at $0.26
 per share                      3,250,000         3,250       841,750             -             -       845,000

Unrealized foreign
 exchange gain                          -             -             -  $      1,860             -         1,860

Net loss for the year ended
 December 31, 2003                      -             -             -             -      (706,455)     (706,455)
                              -----------   -----------   -----------   -----------   -----------   -----------

Balances, December 31, 2003    27,265,517  $     27,265  $  9,269,415  $      1,860  $ (8,172,781) $  1,125,759
                              ===========   ===========   ===========   ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.

EMERGENCY FILTRATION PRODUCTS, INC.
Statements of Cash Flows
For the Years Ended December 31, 2003 and 2002

                                                      2003          2002
                                                   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                          $   (706,455) $ (1,140,667)
Adjustments to reconcile net loss to net cash
 used in operating activities:
 Depreciation                                           29,941        25,397
 Amortization of intangibles                            54,829         4,746
 Bad debts                                                 533             -
 Common stock issued for services                      187,720       650,441
Changes in operating assets and liabilities:
 Accounts receivable                                     2,228        (7,253)
 Prepaid expenses and other                             49,192        66,830
 Inventory                                            (123,058)       20,580
 Deposits                                               (8,268)          679
 Accounts payable - unrelated and related parties      202,741       375,740
 Accrued expenses                                       61,217            (9)
                                                   -----------   -----------
   Net cash used in operating activities              (249,380)       (3,516)
                                                   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment                  (95,283)       (2,289)
Patent and technology costs                           (133,943)       (3,692)
                                                   -----------   -----------
   Net cash used in investing activities              (229,226)       (5,981)
                                                   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock                      1,182,325             -
Stock offering costs                                  (170,350)            -
Advances from shareholders                                   -       118,000
Repayments of advances from shareholders              (344,070)      (61,500)
Repayments on notes payable                            (64,082)      (25,579)
                                                   -----------   -----------
   Net cash provided by financing activities           603,823        30,921
                                                   -----------   -----------
EFFECT OF CURRENCY EXCHANGE RATE CHANGES
  ON CASH AND CASH EQUIVALENTS                           1,860             -
                                                   -----------   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS              127,077        21,424

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD          21,424             -
                                                   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD          $    148,501  $     21,424
                                                   ===========   ===========



The accompanying notes are an integral part of these financial statements.

EMERGENCY FILTRATION PRODUCTS, INC.
Statements of Cash Flows (Continued)
For the Years Ended December 31, 2003 and 2002


                                                      2003          2002
                                                   -----------   -----------
SUPPLEMENTAL CASH FLOW INFORMATION
Cash Payments For:
 Interest                                         $      4,397  $      2,540

Non-Cash Investing and Financing Activities
 Common stock issued for services                 $    187,720  $    650,441
 Common stock issued for accounts payable -
  related parties and accrued expenses            $          -  $    600,815
 Common stock issued for accounts
 payable - unrelated parties                      $     11,000  $     30,000
 Common stock issued for patent rights and
  acquired technology                             $    845,000  $     20,000
 Non-cash reduction in note payable               $     14,799  $          -
 Note payable issued for deferred costs           $     72,489  $     65,845



The accompanying notes are an integral part of these financial statements.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2002

NOTE 1   NATURE OF BUSINESS AND GOING CONCERN

Nature of business

Emergency Filtration Products, Inc. (the "Company") engages in the development, production and sale of emergency respiration equipment and related products.

Going concern

The Company's financial statements are prepared using accounting principles generally applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred significant losses, resulting in a deficit of $8,172,781 at December 31, 2003. In 2003, the Company raised approximately $1,011,000 through the issuance of common shares pursuant to an SB-2 registration. These funds have been used to retire previously outstanding debt, to acquire additional molds and equipment in Taiwan in order to manufacture the Company's environmental mask, and for ongoing working capital.

Nevertheless, the Company's ability to continue as a going concern may be dependent upon the success of management's ongoing business plans which include a) continued product development efforts, and b) continuing efforts to increase its product sales in the U.S. and internationally.

During April 2003, the Company entered into an agreement with a Taiwan-based company (Weise Labs, Inc.) whereby Weise will manufacture, distribute, market and sell the Company's new environmental mask to the Asian markets (Note 6). Weise began production of the environmental masks discussed above during the third quarter of 2003 and the Company expects sales to increase during 2004 as a result of Weise's marketing and sales in the Asian market.

It is management's intent to seek to create additional revenues through the development and sales of its emergency respiration equipment and sales of their environmental masks through potential distribution agreements currently being negotiated in Taiwan and Japan, and to rely upon additional equity financing, if required, to sustain operations until revenues are adequate to cover the costs.

Management can offer no assurance with respect to its ability to create additional revenues, obtain additional equity financing or execute its long-term business plans. The Company's ability to continue as a going concern, however, may be dependent upon the success of those plans.

The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts receivable

The Company does not hold collateral to secure payment of its accounts receivable resulting from sales. Management performs ongoing credit evaluations of its customers and provides allowances as deemed necessary. The maximum losses that may be incurred in the event receivables are uncollectible are limited to the carrying value less any applicable allowances.

Income taxes

At December 31, 2003, the Company had net operating loss carryforwards for federal income tax purposes of approximately $4,900,000 that may be offset against future taxable income in the years 2009 through 2023. A possible tax benefit of $1,662,000 has not been reported in the financial statements because the potential tax benefits of the net operating loss carryforwards are offset by a valuation allowance of the same amount because of uncertainty in the realizability of such assets.

The income tax benefit differs from the amount computed at federal statutory rates of approximately 34% as follows:
                                               For the Years Ended
                                                   December 31,
                                                 2003         2002
                                             -----------   -----------
Income tax benefit at statutory rate         $   240,195   $   433,453
Adjustment for nondeductible expenses
  from common stock issued for
  services                                       (63,825)     (254,768)
                                             -----------   -----------
                                                 176,370       178,685
                                             -----------   -----------
Increase in valuation allowance                 (176,370)     (178,685)
                                             -----------   -----------
                                             $         _   $         _
                                             ===========   ===========

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and equipment

Property and equipment at December 31, 2003 is as follows:

Molds                                       $    128,650
Furniture and office equipment                    55,220
Machinery and equipment                           59,412
Leasehold improvements                            10,231
Accumulated depreciation                        (145,372)
                                            ------------
Net property and equipment                  $    108,141
                                            ============

Property and equipment is stated at cost. Depreciation is computed using the straight-line and accelerated methods over estimated useful lives as follows:

Molds                                           7 years
Furniture and office equipment                  3 to 7 years
Machinery and equipment                         5 years
Leasehold improvements                          5 years

Inventory

Raw materials and finished goods are stated at the lower of cost (computed on
a first-in, first-out basis) or market.   The inventory at December 31, 2003,
consists of raw materials used in the assembly and production of the emergency respiration equipment and environmental masks produced in Taiwan. The cost of work-in-process and finished goods include raw materials and direct labor.

Inventory at December 31, 2003 is as follows:

Raw materials                                   $  103,099
Work-in-process                                     79,280
Finished goods                                          61
                                                ----------
                                                $  182,440
                                                ==========

Patents and acquired technology costs

Amortization is computed over an estimated economic useful life of 15 years. Possible impairment of the patents and acquired technology costs is analyzed annually (Note 3).

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts. Actual results could differ from those estimates.

Basic and diluted loss per share

The computation of basic and diluted loss per share of common stock is based on the weighted average number of shares outstanding during the period of the financial statements. Common stock equivalents, consisting of 760,000 and 2,245,000 stock options at December 31, 2003 and 2002, respectively, have not been included in the calculation as their effect is antidilutive for the periods presented. Basic and diluted loss per share are, therefore, equal.

Revenue recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the seller's price to the buyer is fixed or determinable, collectibility is reasonably assured and delivery has occurred. Accordingly, the Company recognizes revenue for its products generally when the product is shipped and title passes to the buyer.

Equity securities

Equity securities issued for services rendered have been accounted for at the fair value of the securities on the date of issuance.

Stock options

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and FASB Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock-based Compensation, an Interpretation of APB No. 25" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." However, there were no options granted during the years ended December 31, 2003 or 2002.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2002

NOTE 3   PATENTS AND ACQUIRED TECHNOLOGY

Prior to 2003, pursuant to an agreement with an individual (who is now the Company's current President), the Company acquired rights to certain intellectual property, including title to the patent on a component of an emergency CPR assistance device called a dual filtered rotary isolation valve. Rights pertaining thereto include the right to maintain, sell and improve the device, and to license those rights. The Company agreed to pay a 5% royalty on any sales related to the patented intellectual property. Royalty expense on this patent for the years ended December 31, 2003 and 2002 was $2,813 and $4,907, respectively. In conjunction with the technology transfer of the dual filtered isolation valve, the Company also has an agreement with this individual to continue developing the product including market validation, testing, approval, molds and ongoing marketing.

Effective April 1, 2003, the Company entered into another agreement with the Company's President whereby the President assigned all of his rights, title and interest in various technology, patents and patent applications to the Company. This new agreement reflects the purchase of additional technologies related to hydrophobic and hydrophilic filtration, which was developed by this individual outside of his previous consulting agreement and before he became an officer or director of the Company, the rescission of the 5% royalty included in the original agreement described above, and the license of nanocoatings on any filter configuration for environmental masks and any other application for US military use only. The nanocoatings technology was also developed by this individual outside of his consulting agreement and before he became an officer or director of the Company. The asset recorded on the initial purchase of the technology was valued at $975,000 and paid for in cash to the extent of $130,000 and the number of shares deemed equal to the remaining value. In determining this value, the members of the Board of Directors of the Company (other than the President, who abstained from the vote to approve the purchase) used their best business judgment to estimate the future income potential of the acquired technology. This determination was made through an analysis of the potential applications of the hydrophobic hydrophilic filtration technology and the identifiable likely markets surrounding the technology. These potential applications at the time included the environmental mask currently being produced in Taiwan, the ability to take the technology into numerous industries and applications such as healthcare, military, non-profit, and commercial segments, governmental use as it relates to biochemical protection, and many other potential applications of the nanotechnology. Based upon the preliminary market analysis and potential sales and marketing strategies discussed among the voting Directors, the board determined and concluded that the future market potential of the acquired technology likely exceeded the $975,000 consideration to be paid to the President. As discussed, in consideration of the assignments, the Company issued 3,250,000 shares of outstanding common stock to the Company's President valued at $0.26 per share, the market value of the shares on the date of issuance (or $845,000) plus $130,000 cash. The President is also to receive a 1% royalty on the gross sales of any and all products utilizing the technology and forego any other royalties that would have been due him under the old agreement. No royalties have been paid or accrued pursuant to this agreement as of December 31, 2003.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2002

NOTE 3   PATENTS AND ACQUIRED TECHNOLOGY (continued)

The President's holdings of the Company's common stock constituted substantially less than a controlling interest both before and after this transaction.

Additional costs related to the patent that were capitalized during the years ended December 31, 2003 and 2002, consisted of legal and filing fees incurred to maintain the patent throughout the world.

In a year prior to 2002, the Company acquired rights to a BVM Bag invention, a portable emergency safety resuscitator, for 20,000 shares of restricted common stock then valued at $20,000 (or $1.00 per share which represented the market value of the shares on the date of issuance). Pursuant to the agreement, as subsequently amended, the Company is conditionally obligated to issue an additional 100,000 shares of restricted common stock to the assignor of the technology once the products associated with the BVM Bag technology are fully developed and ready for manufacture and market. The remaining issuance of the 100,000 shares represents a contingent share issuance for which the contingency has not been satisfied. Accordingly, the Company will record the issuance of the remaining 100,000 shares only upon the successful final development, manufacture and marketing of commercial products utilizing the BVM Bag technology.

In the event the Company is sold or merged with another entity, the seller shall receive an additional 50,000 shares of restricted shares or participate as a member of the negotiating team concerning the sale or merger for the purpose of negotiating a royalty on the patent, not to be less than 2.5% of gross sales of the patented product.

NOTE 4 - RELATED PARTY TRANSACTIONS

Accounts payable to related parties is comprised of advances from shareholders, employees, and officers and accrued wages and expense reimbursements due to various officers and employees. Amounts are non-interest bearing, unsecured and due on demand.

Balance, January 1, 2003                 $  220,964
Advances and wage accruals                  354,813
Repayments                                 (362,070)
                                         ----------
Balance, December 31, 2003               $  213,707
                                         ==========

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2002

NOTE 5 - COMMITMENTS

The Company has a non-cancelable operating lease agreement for its office and warehouse facilities effective through May 31, 2005. Future minimum lease payments under this operating lease are as follows:

Years ending December 31,
------------------------
        2004                        $    46,703
        2005                             19,795
                                    -----------
             Total                  $    66,498
                                    ===========

Rent expense was $56,990 and $42,782 for the years ended December 31, 2003 and 2002, respectively.

NOTE 6 - STOCK OPTIONS

A summary of the status of the Company's stock options as of December 31, 2003 and 2002, and changes during the years then ending, are presented below:

                                             Weighted      Weighted
                                              average       average
                                             exercise     grant date
                               Options         price      fair value
                              -----------   -----------   -----------
Outstanding, December 31, 2001  6,905,000   $      0.83   $         -
Expired/Canceled               (4,660,000)         0.92             -
                              -----------   -----------   -----------

Outstanding, December 31, 2002  2,245,000          0.64             -
Expired/Canceled               (1,485,000)         0.75             -
                              -----------   -----------   -----------
Outstanding, December 31, 2003    760,000   $      0.52   $         -
                              ===========   ===========   ===========

During the year ended December 31, 2003, 1,485,000 stock options exercisable at prices ranging from $1.00 to $0.75 expired during 2003. During the year ended December 31, 2002, the Company canceled 3,910,000 outstanding stock options originally granted to certain officers and employees of the Company. These stock options were exercisable at prices ranging from $0.37 to $0.75 per share and originally expired in 2003 and 2004. 750,000 stock options exercisable at prices ranging from $1.00 to $5.00 expired during 2002.

No options were exercised during the years ended December 31, 2003 or 2002.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2002

NOTE 6   STOCK OPTIONS (continued)

The total amount of outstanding stock options at December 31, 2003 is summarized as follows:

                                      Weighted
                     Number            Average              Weighted
   Range of     Outstanding as of  Remaining Contractual     Average
Exercise Price  December 31, 2003     Life (Years)       Exercise Price
  -----------     ------------        -----------         -----------
  $0.49-$0.53        760,000              0.14               $0.52
                  ============

560,000 of the remaining options outstanding expired unexercised on January 8, 2004.

NOTE 7 - STOCK TRANSACTIONS FOR 2003 AND 2002

On February 20, 2003, the Company issued 636,000 shares of common stock pursuant to an S-8 registration valued at $0.22 per share (equal to the market value on the date of issuance) for legal and outside accounting and managerial consulting services rendered valued at $128,920 and in payment of accounts payable totaling $11,000. The accounts payable consisted primarily of accrued managerial and accounting related consulting fees.

During May 2003, the Company issued an additional 93,334 shares of common stock valued at $0.63 per share (equal to the market value on the date of issuance) for legal and outside accounting, managerial and marketing consulting services rendered valued at $58,800.

During the period from January to April 2003, the Company sold 3,861,118 shares of common stock to various accredited investors in a private placement that was entered into and closed on April 23, 2003 at $0.18 per share. Pursuant to this offering, the Company also granted a total of 695,000 three year, non-callable warrants to purchase common stock exercisable at $0.25 per share. Also pursuant to this offering, the Company granted 695,000 three year, non-callable warrants to purchase common stock exercisable at $0.25 per share to related principals of the investment firm as a finders fee. Each person receiving shares in the foregoing transaction completed a subscription agreement verifying his/her status as an accredited investor. Also as part of the agreement with the investment firm who raised the funds, the Company paid a placement fee of 10% plus a charge of 3% of the gross proceeds raised.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2002

NOTE 7 - STOCK TRANSACTIONS FOR 2003 AND 2002 (continued)

The purchased shares of common stock by the investors described in the preceding paragraph also have the following registration rights:

 - The Company is required to file a registration statement with the Securities and Exchange Commission and use its best efforts to ensure that such registration statement is declared effective within 90 days from the filing date. In the event the registration statement is not declared effective within 90 days, the Company shall pay to the investor a cash amount equal to 2% of the outstanding principal amount of investment per month as liquidated damages. The Company filed its initial registration statement on June 18, 2003, thus liquidated damages commenced on September 19, 2003. Accordingly, liquidated damages equal to approximately $47,260 have been incurred and accrued through December 31, 2003 since the registration statement has not yet been declared effective ($695,000 at 2% for 102 days). In addition, the Company shall keep the registration statement "evergreen" for at least 2 years from the anniversary date of the closing.

 - No undercut   within 180 days from the date that the investor may legally sell the stock in the open market (unless the shares have already been sold during this time period by the investor), if the Company issues additional common stock priced below the $0.18 per share (the original investor cost per share), additional shares to make up the difference shall be automatically issued to the investor at no further cost to the investor. For example, if the Company were to raise additional funds through the issuance of common shares at any time during this 180 day time period at a price of $0.15 per share, additional shares shall be automatically issued to the investor to make up the difference. If additional shares are issued by the Company due to this undercut provision, these shares will be recorded and expensed as a "penalty fee" during the period in which the shares are required to be issued.

During April 2003, the Company issued 555,556 shares of common stock to two separate accredited investors in a private placement at $0.18 per share (total funds received of $100,000). The Company also granted to these investors a total of 100,000 three year, non-callable warrants to purchase common stock exercisable at $0.25 per share. Each of the two individuals receiving shares in the foregoing transaction completed a subscription agreement verifying his status as an accredited investor.

During May 2003, the Company issued 251,809 shares of common stock to an accredited investor in a private placement at $0.18 per share (funds of $45,325 received in December 2002). The Company also granted to this investor 45,325 three year, non-callable warrants to purchase common stock exercisable at $0.25 per share. The investor completed a subscription agreement verifying his status as an accredited investor.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2002

NOTE 7 - STOCK TRANSACTIONS FOR 2003 AND 2002 (continued)

Also during May 2003, the Company sold an additional 750,000 shares of common stock to various accredited investors in a separate private placement at $0.40 per share. Pursuant to this offering, the Company granted a total of 300,000 three year, non-callable warrants to purchase common stock exercisable at $0.50 per share. Also pursuant to this offering, the Company granted 105,000 three year, non-callable warrants to purchase common stock exercisable at $0.50 per share to related principals of the investment firm as a finders fee. Each person receiving shares in the foregoing transaction completed a subscription agreement verifying his/her status as an accredited investor.

In January 2003, in anticipation of a possible joint marketing or joint venture with Centrex, Inc. (Centrex), an Oklahoma corporation, the Company entered into a letter of intent whereby the Company and Centrex would exchange common shares as follows:

 - the Company would issue 450,000 shares of restricted common stock which shares would have piggy-back registration rights to be included in the Company's SB-2 registration.

 - Centrex would issue 300,000 shares of free-trading common stock to the Company.

This exchange of shares between the Company and Centrex was done in order to provide the Company with some immediate needed cash for ongoing operations since the Centrex shares were considered to be free-trading shares. Upon receipt of the 300,000 shares of Centrex, the Company immediately sold the shares for gross proceeds of $42,000. Because of the share price differences between the two companies, the Company negotiated with Centrex for a lesser amount of shares to issue. Accordingly, a total of 400,000 shares of common stock were issued to Centrex pursuant to this agreement.

As discussed in Note 3, effective April 1, 2003, the Company issued 3,250,000 shares of common stock to its current President, valued at $0.26 per share (the market value of the shares on the date of the agreement) or a total of $845,000, plus $130,000 cash, pursuant to an "Agreement For Assignment of Technology" whereby the Company's President assigned all of his rights, title and interest in various technology, patents and patent applications to the Company. The consideration paid for the technology was approved by the Board of Directors and the President abstained from the vote. The President's holdings of the Company's common stock constituted substantially less than a controlling interest both before and after this transaction.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2002

NOTE 7 - STOCK TRANSACTIONS FOR 2003 AND 2002 (continued)

This agreement reflects the purchase of additional technologies related to hydrophobic and hydrophilic filtration, which was developed by the President outside of his previous consulting agreement and before he became an officer or director of the Company, the rescission of the 5% royalty included in the original agreement described in Note 3, and the license of nanocoatings on any filter configuration for environmental masks and any other application for US military use only. The nanocoatings technology was also developed by the President outside of his previous consulting agreement and before he became an officer or director of the Company. The President is to receive a 1% royalty on the gross sales of any and all products utilizing the technology.

On March 20, 2002, the Company issued 321,000 shares of common stock valued at $0.40 per share (equal to the market value on the date of issuance) for legal, outside accounting and managerial consulting, and marketing services rendered valued at $55,500 and in payment of related parties accounts payable totaling $72,900. The related parties accounts payable consisted primarily of accrued consulting fees.

On August 15, 2002, the Company issued the following shares of common stock:

* 714,500 shares of common stock were issued to the Company's President valued at $0.20 per share (equal to the market value on the date of issuance) in payment of $142,900 in advances made to the Company.

* 1,106,593 shares of common stock were issued to the Company's President valued at $0.20 per share (equal to the market value on the date of issuance) in payment of accrued salaries and royalties due totaling $221,319.

* 958,398 shares of common stock were issued to an officer of the Company valued at $0.20 per share (equal to the market value on the date of issuance) in payment of accrued salaries totaling $191,680.

* 331,584 shares of common stock were issued to a consultant to the Company valued at $0.20 per share (equal to the market value on the date of issuance) in payment of accrued consulting fees totaling $66,317.

* 60,000 shares of common stock were issued to a related party valued at $0.50 per share (based upon an originally agreed upon price) in lieu of outstanding debt totaling $30,000.

* 713,200 shares of common stock were issued to various consultants pursuant to an S-8 Registration Statement valued at $0.20 per share (equal to the market value on the date of issuance) for services rendered totaling $142,640.

* 525,000 shares of common stock were issued valued at $0.20 per share (equal to the market value on the date of issuance) in payment of directors fees totaling $105,000.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Financial Statements
For the Years Ended December 31, 2003 and 2002

NOTE 7 - STOCK TRANSACTIONS FOR 2003 AND 2002 (continued)

* 570,000 shares of common stock were issued to certain employees and other outside individuals valued at $0.20 per share (equal to the market value on the date of issuance) for services rendered valued at $114,000.

* 100,000 shares of common stock valued at $0.20 per share (equal to the market value on the date of issuance) were issued to certain directors and officers of the Company for the cancellation of 3,200,000 common stock options outstanding.

On August 15, 2002 and October 15, 2002, the Company issued a total of 300,000 shares of common stock to its interim CEO for services rendered valued at an average price of $0.37 per share (equal to the market value on the date of issuances) for a total of $111,000.

On October 25, 2002, the Company issued 100,000 shares of common stock to a director for services rendered valued at $0.28 per share (equal to the market value on the date of issuance) for a total of $28,000.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

On May 21, 2003, PricewaterhouseCoopers LLP resigned as the independent auditors for Emergency Filtration. PricewaterhouseCoopers' reports on the financial statements of Emergency Filtration for the years ended December 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that their reports for the past two years included an explanatory paragraph regarding substantial doubt about Emergency Filtration's ability to continue as a going concern. Emergency Filtration's Board of Directors accepted the resignation of PricewaterhouseCoopers.

In connection with its audits of Emergency Filtration's financial statements for its two most recent fiscal years and through May 21, 2003 there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers would have caused PricewaterhouseCoopers to make reference to the subject matter of such disagreements in connection with their reports.

On June 19, 2003, Emergency Filtration engaged Piercy Bowler Taylor & Kern to act as its independent auditors. Piercy Bowler Taylor & Kern replaced PricewaterhouseCoopers, LLP, who resigned on May 21, 2003.

Emergency Filtration has not consulted with Piercy Bowler Taylor & Kern during the last two fiscal years ended December 31, 2002 and 2001, or during the subsequent interim reporting period from the last audit date of December 31, 2002, through and including the termination date of May 21, 2003, on either the application of accounting principles or the type of opinion Piercy Bowler Taylor & Kern might issue on Emergency Filtration's financial statements. In connection with its audit of Emergency Filtration's financial statements for its most recent fiscal year and through May 21, 2003, there were no disagreements with Piercy Bowler Taylor & Kern on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Piercy Bowler Taylor & Kern would have caused Piercy Bowler Taylor & Kern to make reference to the subject matter of such disagreements in connection with their reports.

                                PROSPECTUS

                    Emergency Filtration Products, Inc.

                     7,555,008 shares of common stock

                               April 16, 2004



No dealer, salesman or any other person is authorized to give information or to make any representations other than those contained in this Prospectus. Neither the delivery of the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the in the information set forth in the Prospectus or in the business of Emergency Filtration since the above date. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.




Prospectus Summary...........................................................................3
Risk Factors.................................................................................3
Use Of Proceeds..... ........................................................................6
Determination Of Offering Price................ .............................................7
Dilution.....................................................................................7
Selling Security Holders.....................................................................7
Plan Of Distribution........................................................................10
Legal Proceedings...........................................................................10
Directors, Executive Officers, Promotors And Control Persons................................10
Security Ownership Of Certain Beneficial Owners And Management..............................13
Description Of Securities...................................................................14
Interest Of Named Experts And Counsel.......................................................14
Disclosure Of Commission Position Of Indemnification For Securities Act Liabilities.........15
Organization Within Last Five Years.........................................................15
Description Of Business.....................................................................15
Management's Discussion And Analysis Or Plan Of Operation............ ......................22
Description Of Property.....................................................................28
Certain Relationships And Related Transactions..............................................28
Market For Common Equity And Related Stockholder Matters....................................31
Executive Compensation......................................................................33
Legal Matters...............................................................................34
Experts.....................................................................................34
Available Information.......................................................................35
Financial
Statements..................................................................................36
Changes In And Disagreements With Accountants On Accounting And Financial Disclosure........54
